Exhibit 10.65

EXECUTION VERSION

LETTER OF CREDIT FACILITY AGREEMENT

dated as of June 29, 2016

among

SUNPOWER CORPORATION,

SUNPOWER CORPORATION, SYSTEMS,

TOTAL S.A.,

the SUBSIDIARY APPLICANTS parties hereto from time to time,

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

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Table of Contents

(continued)

SCHEDULES AND EXHIBITS

Schedule I	Subsidiary Account Parties
Schedule II	Subsidiary Applicants
Schedule III	Existing Letters of Credit

-ii-

Table of Contents

(continued)

Page
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of LOC Request
Exhibit C-1	Matters to be covered in Opinion of Counsel to the Credit Parties
Exhibit C-2	Matters to be covered in Opinion of Counsel to the Parent Guarantor
Exhibit D	Form of Adherence Agreement
Exhibit E	Form of Parent Guaranty
Exhibit F	Form of Request re Subsidiary Account Party

-iii-

LETTER OF CREDIT FACILITY AGREEMENT

This LETTER OF CREDIT FACILITY AGREEMENT (this “Agreement”) dated as of June 29, 2016, is made by and among SunPower Corporation, a Delaware corporation (the “Company”), SunPower Corporation, Systems, a Delaware corporation (“Systems”), Total S.A., a société anonyme organized under the laws of the Republic of France (the “Parent Guarantor”), the Subsidiary Applicants (as defined below) parties hereto from time to time, and Crédit Agricole Corporate and Investment Bank (the “Bank”).

The Company has requested that the Bank provide a letter of credit facility to the Company and the other Applicants (as defined below), and the Bank is willing to do so on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.01          Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Adherence Agreement” means an agreement substantially in the form of Exhibit D among a Subsidiary, the Company and the Bank, pursuant to which such Subsidiary becomes a Subsidiary Applicant hereunder.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning specified in Section 7.16.

“Agreement” has the meaning given thereto in the preamble.

“Alternate Currency” means any currency (other than dollars) that is freely tradable and exchangeable into dollars in the London market and approved in writing as an Alternate Currency by the Company and the Bank, each in their respective reasonable discretion.

“Alternate Currency Exposure” means, at any time, the Dollar Equivalent of the sum (without duplication) at such time of (a) the aggregate outstanding amount of all Alternate Currency LOC Disbursements, (b) the aggregate Available Amounts of all Alternate Currency LOCs, and (c) the aggregate Available Amounts of all Alternate Currency LOCs that have been requested by the Applicants to be issued hereunder but have not yet been so issued.

“Alternate Currency LOC” means an LOC denominated in an Alternate Currency.

“Applicant” means each of the Company, Systems and each other Subsidiary Applicant.

“Assignment and Assumption” means an assignment and assumption entered into by the Bank and an Eligible Assignee in accordance with Section 7.06 and in substantially the form of Exhibit A or any other form approved by the Bank.

“Available Amount” means, at any time with respect to any LOC, the maximum amount available to be drawn under such LOC under any circumstance at such time or thereafter, giving effect to any scheduled increases in accordance with the terms of such LOC, including any amount that has been the subject of a drawing by the applicable Beneficiary prior to the expiration or termination of such LOC but has not yet been paid or refused by the Bank.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Law” means Title 11, U.S. Code, as amended from time to time, and any successor statute or statutes, or any similar foreign, federal, or state law for the relief of debtors.

“Bank” has the meaning given thereto in the preamble.

“Base Rate” means a fluctuating interest rate per annum equal at any time to the higher of (a) the sum of the Federal Funds Rate plus 0.5% or (b) the “Prime Rate” as announced from time to time in the so called money rates section of the United States Edition of The Wall Street Journal. Each change in such Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Beneficiary” means, at any time, any beneficiary of any LOC, including any second or substitute beneficiary or transferee under a transferable LOC and any successor of a beneficiary by operation of law.

“Block Notice” means a Notice of Block (as defined in the Parent Guaranty) delivered by the Parent Guarantor pursuant to the Parent Guaranty suspending the right of the Company or a Subsidiary Applicant to obtain LOCs hereunder.

“Business Day” means a day of the year on which banks are authorized by law to be open for business (other than a Saturday or Sunday) in New York, New York and Paris, France.

“Calculation Date” means (a) each date on which an Alternate Currency LOC is issued or is increased, renewed, or extended by amendment and (b) the first Business Day of each calendar month.

“Change in Control” means that the Parent Guarantor shall at any time fail, directly or indirectly, to own fifty percent (50.0%) or more of the economic and voting interest in the issued and outstanding equity interests in the Company.

“Change in Law” means (a) the adoption of any treaty, international agreement, law, rule, or regulation after the date of this Agreement, (b) any change in any treaty, international agreement, law, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement, or (c) compliance by the Bank (or, for purposes of Section 2.06(b), by any Lending Office of the Bank or by the corporation controlling the Bank, if any) with any request, guideline, or directive (whether or not having the force of law) of any Governmental Authority (provided that compliance with such request, guideline, or directive is in accordance with the general practice of the Bank) made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case referred to in clause (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” means the first date on which the conditions set forth in Article III shall have been satisfied (or waived in accordance with Section 7.01).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any references to any Code section shall include references to the Treasury Regulations promulgated thereunder.

“Commitment” means the commitment of the Bank to issue LOCs hereunder in an amount equal to the Commitment Amount.

“Commitment Amount” means, at any time of determination, $75,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.04. At no time shall the aggregate Commitment Amount exceed the Maximum LOC Amount.

“Commitment Fee” means the unused commitment fee, which shall accrue during the period from and including the Closing Date to but excluding the date on which such Commitment terminates at the rate of six (6) basis points (0.06%) per annum on the then applicable daily unused Commitment Amount of the Bank.

“Company” has the meaning given thereto in the preamble.

“Confidential Information” means all information that the Company or any Affiliate thereof furnishes to the Bank that is identified as confidential, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by the Bank of its obligations hereunder or that is or becomes available to the Bank from a source other than the Company or an Affiliate thereof that is not, to the best of the Bank’s knowledge, acting in violation of a confidentiality agreement with the Company or any Affiliate thereof.

“Constituent Documents” means, with respect to any entity, its constituent, governing, or organizational documents, including (a) in the case of a limited partnership, its certificate of limited partnership and its limited partnership agreement, (b) in the case of a limited liability company, its certificate of formation or organization and its operating agreement or limited liability company agreement, as applicable, and (c) in the case of a corporation, its articles or certificate of incorporation and its by-laws and any shareholders agreement, as applicable.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meaning correlative thereto.

“Credit Exposure” means, at any time, the Dollar Equivalent of the sum (without duplication) at such time of (a) the aggregate outstanding amount of all LOC Disbursements, (b) the aggregate Available Amounts of all LOCs, and (c) the aggregate Available Amounts of all LOCs that have been requested by the Applicants to be issued hereunder but have not yet been so issued.

“Credit Parties” means, collectively, the Applicants and the Company.

“CVSR Project” means the California Valley Solar Ranch in San Luis Obispo County, California.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in dollars, such amount, and (b) with respect to any amount in an Alternate Currency, the equivalent amount of dollars of such amount based on the “Euro foreign exchange reference rate” and such other foreign exchange reference rate published by the European Central Bank as may be necessary to convert the applicable currency from such currency to euros (if necessary) and from euros to dollars determined by the Bank pursuant to Section 1.05(b) using the Exchange Rate with respect to such Alternate Currency at the time in effect under the provisions of such Section.

“dollars” or “$” refers to lawful money of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) an Affiliate of the Bank, or (b) a commercial bank, a savings bank, or other financial institution that, so long as there then exists no Event of Default, is approved by the Company (such approval not to be unreasonably withheld); provided that neither the Company nor any Affiliate thereof shall qualify as an Eligible Assignee.

“Equity Interests” means shares of capital stock, general or limited partnership interests, membership interests in a limited liability company, beneficial interests in a trust, or other equity ownership interests in a Person, and any warrants, options, or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“euro” means the official currency of the European Union.

“Event of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor statute or statutes.

“Exchange Rate” means on any day, with respect to any Alternate Currency, the rate at which such Alternate Currency may be exchanged into dollars, as set forth at approximately 11:00 a.m. (New York City time) on such day based on the “Euro foreign exchange reference rate” and such other foreign exchange reference rate published by the European Central Bank. In the event that such rate does not appear on such website, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon in writing by the Bank and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Bank in the market where its Alternate Currency exchange operations in respect of such Alternate Currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of dollars for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Bank, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Facility” means the letter of credit facility established pursuant to the Letter of Credit Facility Agreement dated as of August 9, 2011 among the Company, the Parent Guarantor, the subsidiary applicants parties thereto from time to time, the banks parties thereto from time to time, and Deutsche Bank AG New York Branch, as issuing bank and as administrative agent.

“Existing LOCs” means the letters of credit described on Schedule III.

“Facility” means the letter of credit facility established pursuant to this Agreement.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three (3) federal funds brokers of recognized standing selected by the Company.

“Final LOC Expiration Date” means in respect of any LOC, March 31, 2020 or such earlier date as the Obligations shall mature, whether by reason of acceleration or otherwise.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means any supra-national body, the government of the United States of America, any other nation or any political subdivision of any thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Indemnified Party” has the meaning specified in Section 7.04(b).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute or statutes.

“IRS” means the United States Internal Revenue Service.

“Judgment Currency” has the meaning specified in Section 2.11(b).

“Judgment Currency Conversion Date” has the meaning specified in Section 2.11(b).

“LComm” means the large commercial portion of the distributed generation business segment of the Company with projects sold directly to a commercial end-user and not via a dealer.

“Lending Office” means the office of the Bank that is to make and receive payments hereunder as specified to the Bank from time to time.

“Loan Documents” means, collectively, this Agreement, the Parent Guaranty, each LOC Request and each other instrument or agreement made or entered into by the Company or any other Applicant with or in favor of the Bank in connection with this Agreement or the transactions contemplated hereby, and any supplements or amendments to or waivers of any of the foregoing executed and delivered from time to time.

“LOC” means each standby letter of credit issued hereunder in such form as the Bank may approve in its reasonable discretion and each Existing LOC.

“LOC Disbursement” means the making of any payment by the Bank under an LOC in the amount of such payment.

“LOC Fee” means, as to the Bank, a participation fee with respect to its participations in LOCs which shall accrue at the rate of twenty (20) basis points (0.20%) per annum on the Dollar Equivalent of the actual amount of the Bank’s Credit Exposure for each day during the period from and including the Closing Date through and including the later of the date on which the Bank’s Commitment terminates and the date on which the Bank ceases to have any Credit Exposure.

“LOC Related Documents” means, collectively, any Loan Document, any LOC Request, any LOC, or any other agreement or instrument relating thereto.

“LOC Request” means a written request substantially in the form of Exhibit B.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations or properties of the Company and its Subsidiaries, taken as a whole, (b) the validity or enforceability of any of the Loan Documents, or (c) the ability of the Company or any other Applicant to perform their obligations, taken as a whole, under the Loan Documents.

“Maximum LOC Amount” means, on a Dollar-Equivalent basis, $500,000,000.

“Non-Controlled Subsidiary” means, at any time, any Subsidiary not controlled by the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Obligations” means all obligations, liabilities, and indebtedness of every nature of each Applicant from time to time owing to the Bank under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent (including the undrawn amount of each LOC), fixed or otherwise, including the obligation to provide cash collateral pursuant to any Loan Document and including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of the Bankruptcy or insolvency proceeding, whether or not allowed or allowable.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Bank and the jurisdiction imposing such Tax (other than connections arising from the Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Permitted Purposes” means (a) development obligations or guaranties of the Company or a Wholly-Owned Subsidiary with respect to project development obligations such as transmission reservations and land options for the Company’s UPP and LComm businesses, (b) remediation work, landscaping and other related obligations or guarantees of the Company or a Wholly-Owned Subsidiary in favor of government entities for reparation of land and surrounding environment after construction for the Company’s UPP and LComm businesses, (c) obligations or guarantees of the Company or a Wholly-Owned Subsidiary with respect to obligations to local tax authorities relating to doing business in that locality with respect to the Company’s UPP or LComm businesses, and (d) obligations or guarantees of the Company or a Wholly-Owned Subsidiary with respect to bids for projects or power purchase agreements in the Company’s UPP or LComm businesses.

“Other Taxes” means any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent Guarantor” has the meaning given thereto in the preamble.

“Parent Guaranty” means the Guaranty of even date herewith by the Parent in respect of the Repayment Obligations substantially in the form of Exhibit E.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permitted LOCs” means LOCs that are classified as a performance standby letters of credit by the Board of Governors of the Federal Reserve System or by the Office of the Comptroller of the Currency of the United States and constitute (a) performance guarantees (for a period of up to two (2) years after completion of the applicable project) and completion guarantees (until completion of the applicable project) of the Company or such Wholly-Owned Subsidiary with respect to engineering, procurement and construction services provided in connection with the Company’s UPP and LComm businesses (including replacing Existing LOCs), (b) performance guarantees for engineered hardware packages not including engineering, procurement and construction services for UPP projects for a period of up to two (2) years after completion of the applicable project, (c) the Other Permitted Purposes for a period of up to two (2) years, (d) letters of credit or demand guarantees that relate to the CVSR Project, including any renewals or replacements thereof, and (e) the Existing LOCs; provided, that, notwithstanding anything to the contrary in this definition but subject to the other terms and conditions of this Agreement, the Company will be permitted to have LOCs outstanding at any one time until the Termination Date for the purposes described in clauses (a) and (b) above with an expiry of between two (2) and three (3) years from the date of issuance thereof and for an aggregate initial face amount of up to fifteen per cent (15%) of the then-applicable Maximum LOC Amount.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority, or other entity.

“Repayment Obligations” means the obligations of a Credit Party (with respect to the Company, for itself or as guarantor) now existing or hereafter arising under Section 2.03(a) to reimburse to the Bank the amount of any draw on any LOC issued hereunder (with respect to the Company, for itself or for an Applicant) and all interest accrued on such reimbursement obligation from the date of such reimbursement until the date paid. For the avoidance of doubt, “Repayment Obligations” does not include fees, expenses or other amounts payable by any Credit Party to the Bank.

“Responsible Officer” means, (a) in the case of the Company or any other Applicant, its president, chief executive officer, chief financial officer, principal accounting officer, treasurer or controller (and, in any case where two Responsible Officers are acting on behalf of such Person the second such Responsible Officer may also be its Secretary or an Assistant Secretary), and (b) in the case of any other Person, its manager, general partner, or a senior or executive officer of such other Person or of its managing member or general partner, as applicable.

“Sanctioned Country” means a country or territory which is (a) itself the subject or target of comprehensive countrywide or territory-wide Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria) or (b) otherwise identified on the Sanctions List.

“Sanctions List” means any list of OFAC, the Financial Action Task Force on Money Laundering or any control list of a similar nature of any Governmental Authority.

“Sanctioned Person” means (a) any Person that is the target or subject of Sanctions or listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including, without limitation, OFAC or the U.S. Department of State) or by the United Nations, the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country, or (c) any Person Controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means any applicable laws, rules and regulations relating to economic or financial sanctions or trade embargoes, terrorism, bribery, corruption or money laundering, including without limitation any regulations or sanctions programs imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or any other applicable authority.

“SEC” means the United States Securities and Exchange Commission (or any successor Governmental Authority).

“Specified Currency” means any currency in which any Applicant is obligated to make payments hereunder.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of any Applicant.

“Subsidiary Account Party” means (a) each Wholly-Owned Subsidiary listed on Schedule I and (b) each other Wholly-Owned Subsidiary from time to time approved in writing as a Subsidiary Account Party by the Bank at the written request of the Company substantially in the form of Exhibit F.

“Subsidiary Applicant” means (a) Systems, (b) each other Wholly-Owned Subsidiary that is a party to this Agreement and is listed on Schedule II and (c) each other Wholly-Owned Subsidiary from time to time approved in writing as a Subsidiary Applicant pursuant to an Adherence Agreement executed and delivered by such Subsidiary, the Company and the Bank, in each case other than any such Subsidiary that has ceased to be a Subsidiary Applicant pursuant to Section 2.12.

“Systems” has the meaning given thereto in the preamble.

“Taxes” means any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding (i) (x) taxes that are imposed on (or measured by) its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which the Bank is organized or any political subdivision thereof or (y) Other Connection Taxes, (ii) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (i) above, (iii) (x) any United States federal withholding tax imposed under a law that is in effect at the time the Bank acquires the interest hereunder in respect of which it is claiming under Section 2.08 (or designates a new Lending Office) except to the extent that the Bank (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Credit Party with respect to any withholding tax pursuant to Section 2.08(a) and (y) any withholding tax that is attributable to the Bank’s failure to comply with Section 2.08(e) and, in the case of the Bank, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of the Bank’s Lending Office or any political subdivision thereof, and (iv) any United States federal withholding taxes imposed by FATCA.

“Termination Date” means the earlier of December 31, 2018 and the date of termination of this Agreement pursuant to Article VI.

“Transfer Agreement” means the Transfer Agreement dated as of June 29, 2016 among the Company, the Parent Guarantor, SunPower Corporation Systems, as subsidiary applicant, the banks parties thereto from time to time, and Deutsche Bank AG New York Branch, as administrative agent.

“Upfront Fee” means a fee, which shall be payable by the Company on the Closing Date to the Bank of $50,000.

“UPP” means the utility and power plant business segment of the Company, which includes power plant project development, construction and project sales, turnkey engineering, procurement and construction services for power plant construction, and power plant operations and maintenance services, but excludes component sales.

“U.S. Person” has the meaning specified in Section 2.08(d).

“U.S. Tax Certificate” has the meaning specified in Section 2.08(f)(iv).

“Wholly-Owned Subsidiary” means a direct or indirect wholly-owned Subsidiary of the Company.

“Withholding Agent” means each Applicant and the Bank.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02          Computation of Time Periods. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, in each case except as otherwise expressly provided herein.

1.03          Other Definitional Provisions. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. Except as otherwise expressly provided herein, any definition of or reference to (a) an agreement, instrument, or other document shall mean such agreement, instrument, or other document as amended, supplemented, or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein); (b) a law shall mean such law as amended, supplemented, or otherwise modified from time to time (including any successor thereto) and all rules, regulations, guidelines, and decisions interpreting or implementing such law; (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (d) a time of day shall mean such time in New York, New York; and (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns.

1.04          Accounting Terms and Determinations. Unless otherwise specified herein, all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered to the Bank.

1.05          Exchange Rates.

(a)          Not later than 12:00 noon, New York City time, three (3) Business Days prior to each Calculation Date, beginning with the date that is three (3) Business Days prior to the date on which the initial Alternate Currency LOC is issued, the Bank shall determine the Exchange Rate as of such Calculation Date with respect to each Alternate Currency. The Exchange Rates so determined shall become effective on the relevant Calculation Date, shall remain effective until the next succeeding Calculation Date, and shall for all purposes of this Agreement (other than Section 2.01, Section 2.11, or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between dollars and any Alternate Currency.

(b)          Not later than 5:00 p.m., New York City time, on each Calculation Date, the Bank shall determine the Alternate Currency Exposure. The Bank shall determine the aggregate amount of the Dollar Equivalent of all amounts denominated in an Alternate Currency at the applicable time and in the manner provided for by this Agreement.

ARTICLE II

AMOUNTS AND TERMS OF LETTERS OF CREDIT

2.01        The Letters of Credit. The Bank agrees, on the terms and subject to the conditions herein set forth, to issue LOCs, and amend the expiry, amount or operative language of LOCs, for the account of any Applicant on any Business Day from time to time during the period from the Closing Date to the Termination Date; provided that:

(a)          the Bank shall not have any obligation to issue or amend the expiry, amount or language of any LOC if (i) the aggregate Credit Exposure (after giving effect to such issuance, extension, or increase) would exceed the Commitment Amount, or (ii) such issuance or amendment would conflict with or cause the Bank to exceed any limit imposed by applicable law or any applicable requirement hereof;

(b)          each LOC shall be denominated in dollars or in an Alternate Currency and shall be in a face amount not less than the Dollar Equivalent of $25,000 (or such lesser amount as the Bank may agree);

(c)          each LOC shall be payable only against sight drafts or demands for payment at sight (and not provide for acceptance of time drafts or incurrence of deferred payment undertakings);

(d)          no LOC shall have a scheduled expiration date (including all rights of the applicable Applicant or the Beneficiary to require extension thereof) later than the earlier of (i) three (3) years from the date of issuance thereof, and (ii) the Final LOC Expiration Date; provided that any LOC may by its terms be automatically extendible annually for additional one-year periods (provided that the Bank shall not permit any such extension to take effect that extends the expiration date of such LOC beyond the Final LOC Expiration Date); provided, further that the Bank shall not permit any such automatic extension if it has determined that such extension would not be permitted, or the Bank would have no obligation, at such time to issue such LOC as extended under the terms hereof, in which case the Bank shall notify the Beneficiary thereof of its election not to extend such LOC (which the Bank agrees to do on and subject to the terms of Section 2.02(c)), and

(e)          each LOC shall be a Permitted LOC.

At the request of any Applicant, LOCs may be issued in accordance with this Agreement to support obligations of any Subsidiary Account Party that is a Subsidiary of such Applicant;

provided that such Applicant represents, warrants and agrees, without limiting any Obligations of such Applicant hereunder, that: (i) such Subsidiary Account Party has consented to its being referred to in such LOC or otherwise as the “applicant”, “account party”, “client”, or “customer” at whose request or for whose account such LOC is issued; (ii) such Subsidiary Account Party has consented to its not having any rights under this Agreement (including any right to request that the Bank issue or amend such LOC or that the Bank dispose of any documents presented under such LOC (or any goods represented thereby) in any particular manner) and to the Bank’s treating such Applicant as the sole Person entitled to exercise such rights with respect to such LOC; (iii) such Subsidiary Account Party is a direct or indirect majority-owned subsidiary of the Company at the time of issuance of such LOC (or of any increase or extension thereof); (iv) such Subsidiary Account Party is bound by all the limitations of liability and exculpations in the Bank’s favor contained herein and subject to all the rights and remedies in the Bank’s favor referred to herein as if it were such Applicant; and (v) the Bank shall not be required to send any notice hereunder to such Subsidiary Account Party, but if the Bank in its sole discretion chooses to do so, the Bank may send such notice as provided herein care of such Applicant and such notice shall be effective as if given to such Subsidiary Account Party.

2.02        Issuance; Extensions; Etc.

(a)          Request for Issuance. An Applicant may from time to time request, upon at least three (3) Business Days’ notice (given not later than 11:00 a.m. New York City time), that the Bank issue an LOC by delivering to the Bank (i) an LOC Request specifying the date on which such LOC is to be issued (which shall be a Business Day), a summary of the arrangement to which such LOC pertains, the expiration date thereof, the currency thereof (whether dollars or an Alternate Currency), the Available Amount thereof, and the name and address of the Beneficiary thereof; and (ii) such other documents and agreements as may be required pursuant to the Bank’s customary practices for the issuance of letters of credit (and in the event of a conflict between the terms of this Agreement and the terms of such other documents or agreements, the terms of this Agreement shall govern). The applicable Applicant agrees to promptly deliver to the Parent Guarantor a copy of each request made by it pursuant to the foregoing sentence. If the requirements set forth in the first sentence of Section 2.01 and in Article III are satisfied, the Bank shall issue the applicable LOC on the date requested in such LOC Request. Upon the issuance of an LOC, the Bank shall (A) deliver the original of such LOC to the Beneficiary thereof or as the applicable Applicant shall otherwise direct and (B) promptly notify the Bank thereof and furnish a copy thereof to the applicable Applicant and the Parent Guarantor.

(b)          Request for Extension or Increase. The applicable Applicant may from time to time request, upon at least three (3) Business Days’ notice (given not later than 11:00 a.m. New York City time), that the Bank amend the expiration date of an outstanding LOC, the Available Amount of an outstanding LOC or the language of an outstanding LOC by delivering to the Bank (with a copy to the Parent Guarantor) a written request therefor. Any such request for an extension or increase shall for all purposes hereof (including for purposes of Section 2.02(a)) be treated as though such Applicant had requested issuance of a replacement LOC (except that the Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new LOC in substitution for the outstanding LOC).

(c)          Automatic Extensions. If any LOC shall provide for the automatic extension of the expiry date thereof unless the Bank gives notice that such expiry date shall not be extended, then the Bank shall allow such LOC to be extended unless such extended expiration date would conflict with Section 2.01(d) or unless the Bank shall have received, at least five (5) Business Days prior to the date on which such notice of non-extension must be delivered under such LOC (or such shorter period acceptable to the Bank), (i) notice from the applicable Applicant directing the Bank not to permit the extension of such LOC, unless an Event of Default has occurred and is continuing (and the Bank shall not permit any

LOC to be automatically extended if it has received a timely notice, or (ii) a Block Notice from the Parent Guarantor.

(d)          LOC Reports. The Bank will furnish to the Company and the Parent Guarantor prompt written notice of each (i) issuance or amendment of the expiry, amount or language of an LOC (including the Available Amount and expiration date thereof), (ii) other amendment to an LOC, (iii) cancellation of an LOC, and (iv) payment on an LOC. The Bank will furnish to the Applicant and the Parent Guarantor promptly upon request and, in any case, prior to the fifteenth Business Day of each calendar quarter a written report summarizing issuance and amendment of LOCs issued or amended during the preceding calendar quarter and payments and reductions in Available Amounts during such calendar quarter on all LOCs.

(e)          ISP and UCP. Subject to the exculpations, limitations on liability, and other provisions of this Agreement, unless otherwise expressly agreed in writing by the Bank and the applicable Applicant when a LOC is issued and subject to applicable laws, performance under LOCs by the Bank will be governed by (i) either (x) the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any LOC may be issued) or (y) the rules of the “Uniform Customs and Practices for Documentary Credits” (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any LOC may be issued) and (ii) to the extent not inconsistent therewith, the governing law of this Agreement as set forth in Section 7.13.

2.03        Reimbursement Obligations.

(a)          Each Applicant agrees to reimburse the Bank (by making payment to the Bank in accordance with Section 2.07) in the amount of each LOC Disbursement made by the Bank under each LOC issued at the request of such Applicant, such reimbursement to be made within five (5) Business Days of the date the Bank notifies such Applicant of such LOC Disbursement. Such reimbursement obligation shall be payable without further notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment by such Applicant is not timely made in accordance with the terms hereof, such unpaid reimbursement obligation shall be treated as a matured loan extended to such Applicant under this Agreement in respect of which interest shall accrue and be payable. Such Applicant agrees to pay to the Bank, on demand, interest (at a rate per annum equal to the Base Rate plus 1.00%) for each day from the date of such LOC Disbursement to the date such obligation is paid in full. For the avoidance of doubt, the payment by such Applicant of interest pursuant to this Section 2.03(a) shall not affect the calculation of fees under the Loan Documents.

(b)          The obligation of the applicable Applicant to reimburse the Bank for any LOC Disbursement made by the Bank shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, the applicable LOC Request and any other applicable agreement or instrument under all circumstances, including the following circumstances:

(i)          any lack of validity or enforceability of any LOC Related Document or any term or provision thereof;

(ii)         any change in the time, manner, or place of payment of, or in any other term of, any obligation of the Company, any other Applicant, or any other Person in respect of any LOC Related Document or any other amendment or waiver of or any consent to departure from any LOC Related Document;

(iii)        the existence of any claim, set-off, defense, or other right that the Company, any other Applicant, or any other Person may have at any time against any Beneficiary (or any Person for which any such Beneficiary may be acting), the Bank or any other Person, whether in connection with the transactions contemplated by the LOC Related Documents or any unrelated transaction;

(iv)        any statement or any other document presented under an LOC being forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)         payment by the Bank under an LOC against presentation of a draft or other document that does not strictly comply with the terms of such LOC; or

(vi)        any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any other Applicant.

The foregoing provisions of this Section 2.03(b) shall not excuse the Bank from liability to the applicable Applicant against the Bank following reimbursement of each LOC Disbursement in full by such Applicant to the extent of any direct (but not consequential) damages suffered by the applicable Applicant that are caused by the Bank’s gross negligence or willful misconduct; provided that (i) the Bank shall be deemed to have acted with reasonable care if it acts in accordance with standard letter of credit practice of commercial banks located in New York City and (ii) the applicable Applicant’s aggregate remedies against the Bank for wrongfully honoring a presentation shall not exceed the aggregate amount paid by such Applicant to the Bank with respect to the honored presentation, plus interest.

(c)          Without limiting any other provision of this Agreement, the Bank: (i) may rely upon any oral, telephonic, facsimile, electronic, written, or other communication reasonably believed to have been authorized by any Applicant, (ii) shall not be responsible for errors, omissions, interruptions, or delays in transmission or delivery of any message, advice or document in connection with any LOC, whether transmitted by courier, mail, telex, any other telecommunication, or otherwise (whether or not they be encrypted), or for errors in interpretation of technical terms or in translation (and the Bank may transmit any LOC terms without translating them), (iii) may honor any presentation under any LOC that appears on its face to substantially comply with the terms and conditions of such LOC, (iv) may replace a purportedly lost, stolen, or destroyed original LOC, waive a requirement for its presentation, or provide a replacement copy to any Beneficiary, (v) if no form of draft is attached as an exhibit to an LOC, may accept as a draft any written or electronic demand or request for payment under such LOC, and may disregard any requirement that such draft bear any particular reference to such LOC, (vi) unless an LOC specifies the means of payment, may make any payment under such LOC by any means it chooses, including by wire transfer of immediately available funds, (vii) may select any branch or affiliate of the Bank or any other bank or financial institution to act as advising, transferring, confirming, and/or nominated bank under the law and practice of the place where it is located (if the applicable LOC Request or LOC Related Documents requested or authorized advice, transfer, confirmation and/or nomination, as applicable), (viii) may amend any LOC to reflect any change of address or other contact information of any Beneficiary, and (ix) shall not be responsible for any other action or inaction taken or suffered by the Bank under or in connection with any LOC, if required or permitted under any applicable domestic or foreign law or letter of credit practice. None of the circumstances described in this Section 2.03(c) shall impair the Bank’s rights and remedies against any Applicant or place the Bank under any liability to any Applicant.

(d)          The applicable Applicant will notify the Bank in writing of any objection such Applicant may have to the Bank’s issuance or amendment of any LOC, the Bank’s honor or dishonor of any presentation under any LOC, or any other action or inaction taken by the Bank under or in connection with this Agreement or any LOC. The applicable Applicant’s notice of objection must be delivered to the Bank within fifteen (15) Business Days after such Applicant receives notice of the action or inaction it objects to. The applicable Applicant’s acceptance or retention beyond such fifteen (15) Business Day period of any original documents presented under the applicable LOC, or of any property for which title is conveyed by such documents, shall ratify the Bank’s honor of the applicable presentation(s).

2.04        Termination or Reduction of Commitment. The Company may at any time, upon at least three (3) Business Days’ notice to the Bank, terminate the Commitment in whole or reduce in part the unused portion of the Commitment Amount; provided that each partial reduction shall be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000. The Commitment Amount shall be permanently reduced to zero on the Termination Date if not sooner reduced to zero. Each notice delivered by the Company pursuant to this paragraph shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Bank on or prior to the specified effective date) if such condition is not satisfied. Except as specifically provided in this Agreement, no fees or expenses shall be payable by any Credit Party or Subsidiary Applicant in respect of any such termination.

2.05        Fees.

(a)          The Company agrees to pay to the Bank the Upfront Fee and the Commitment Fee. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September, and December of each year, and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)          The Company agrees to pay to the Bank an LOC Fee with respect to its participations in LOCs. LOC Fees accrued to but excluding the last day of March, June, September and December of each year shall be payable on such last day, commencing on the first such date to occur after the Closing Date; provided that all such accrued and unpaid fees shall also be payable on the Termination Date, and any such fees accruing after the Termination Date shall be payable on demand. All LOC Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day).

(c)          All fees payable hereunder shall be paid on the dates due, in dollars, in immediately available funds, to the Bank. Other than amounts erroneously paid as the result of administrative or technical errors, fees paid shall not be refundable under any circumstances. The Commitment Fee due to the Bank shall cease to accrue on the date on which the Commitment shall expire or be terminated as provided herein.

2.06        Increased Costs and Capital Adequacy.

(a)          If, due to any Change in Law, there shall be any increase in the cost to the Bank by an amount the Bank reasonably determines to be material of agreeing to issue or of issuing or maintaining or participating in LOCs or the making of LOC Disbursements (excluding, for purposes of this Section, any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.08 shall exclusively govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which the Bank is organized or has its Lending Office or any political subdivision thereof, (iii) any increased cost in respect of which the Bank is entitled to compensation under any other provision of this Agreement, (iv) any payment to the extent that it is attributable to the requirement of any Governmental Authority which regulates the Bank or its holding company which is imposed by reason of the quality of the Bank’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority, or (v) any increased cost arising by reason of the Bank voluntarily breaching any lending limit or other similar restriction imposed by any provision of any relevant law or regulation after the introduction thereof), then the Company agrees to pay, from time to time, within fifteen (15) days after demand by the Bank, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, to the Bank for the account of the Bank additional amounts sufficient to compensate the Bank for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company by the Bank, shall be conclusive and binding for all purposes, absent manifest error of which the Company has notified the Bank promptly after receipt of such certificate.

(b)          If, due to any Change in Law, there shall be any increase in the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank as a result of or based upon the existence of the Bank’s commitment to extend credit hereunder and other commitments of such type pursuant hereto that has or would have the effect of reducing the rate of return on the Bank’s (or the Bank’s parent corporation’s) capital to a level below that which the Bank (or the Bank’s parent corporation) could have achieved but for such Change in Law (excluding, for purposes of this Section, any such increased costs resulting from any change to the extent that it is attributable to the requirement of any Governmental Authority which regulates the Bank or its holding company which is imposed by reason of the quality of the Bank’s assets or those of its holding company and not generally imposed on all entities of the same kind regulated by the same authority) then, within fifteen (15) days after demand by the Bank or such corporation, which demand shall include a statement of the basis for such demand and a calculation in reasonable detail of the amount demanded, the Company agrees to pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank’s commitment to issue or participate in LOCs hereunder or to the issuance or maintenance of or participation in any LOC. A certificate as to such amounts submitted to the Company by the Bank shall be conclusive and binding for all purposes, absent manifest error of which the Company has notified the Bank promptly after receipt of such certificate.

(c)          As soon as possible after an officer with responsibility for its participation in the Facility obtains actual knowledge of the relevant circumstances and their results, the Bank shall promptly notify the Company of any such event and will use reasonable commercial efforts available to it (and not, in the Bank’s good faith judgment, otherwise materially disadvantageous to the Bank) to mitigate or avoid, any obligation of the Company to pay any amount pursuant to Section 2.06(a) or 2.06(b) above or pursuant to Section 2.08 (and, if the Bank has given notice of any such event and thereafter such event ceases to exist, the Bank shall promptly so notify the Company). Without limiting the foregoing, the Bank will designate a different Lending Office if such designation will avoid (or reduce the cost to the Company of) any event described in the preceding sentence and such designation will not, in the Bank’s good faith judgment, be otherwise materially disadvantageous to the Bank.

(d)          Notwithstanding the provisions of Section 2.06(a), 2.06(b) or 2.08 (and without limiting Section 2.06(c) above), if the Bank fails to notify the Company of any event or circumstance that will entitle the Bank to compensation pursuant to Section 2.06(a), 2.06(b) or 2.08 within 180 days after the Bank obtains actual knowledge of such event or circumstance, then the Bank shall not be entitled to compensation from the Company for any amount arising prior to the date that is 180 days before the date on which the Bank notifies the Company of such event or circumstance; provided that, if the event or circumstance giving rise to such entitlement to compensation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.07        Payments and Computations.

(a)          The applicable Applicant shall make each payment hereunder irrespective of any right of counterclaim or set-off not later than 2:00 p.m. (New York City time) on the day when due, in dollars, to the Bank at its office at 1301 Avenue of the Americas, New York, New York 10019 (or to such other office as the Bank shall direct from time to time) and at such account as the Bank shall direct from time to time in immediately available funds, with payments being received by the Bank after such time being deemed to have been received on the next succeeding Business Day; provided that if any amount due hereunder is based upon the Bank’s payment in an Alternate Currency, the applicable Applicant will pay the Dollar Equivalent of such amount.

(b)          If at any time insufficient funds are received by and available to the Bank to pay fully all amounts of principal, unreimbursed LOC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, and (ii) second, towards payment of principal and unreimbursed LOC Disbursements then due hereunder.

(c)          All computations of interest on LOC Disbursements for the Base Rate shall be made by the Bank on the basis of a year of 365 or, if applicable, 366 days; all other computations of interest shall be made by the Bank on the basis of a year of 360 days. All such computations of interest shall be made for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Each determination by the Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d)          Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of any payment of interest or fees.

2.08        Taxes.

(a)          All payments by the applicable Applicant hereunder shall be made, in accordance with Section 2.07, free and clear of and without deduction for any Taxes. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is required by law to deduct any taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, from or in respect of any sum payable hereunder to the Bank, (i) the sum payable by the applicable Applicant shall be increased as may be necessary so that after such Withholding Agent has made all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make all such deductions, and (iii) such Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)          In addition, the applicable Applicant shall pay any Other Taxes in accordance with applicable law.

(c)          The applicable Applicant shall indemnify the Bank and hold it harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.08, imposed on or paid by the Bank and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.

Any such indemnification payment shall be made within thirty (30) days from the date the Bank makes written demand therefor.

(d)          Within thirty (30) days after the date of any payment of Taxes, the applicable Applicant shall furnish to the Bank, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder by or on behalf of such Applicant through an account or branch outside the United States or by or on behalf of such Applicant by a payor that is not a United States person, if such Applicant determines that no Taxes are payable in respect thereof, such Applicant shall furnish, or shall cause such payor to furnish, to the Bank, at such address, an opinion of counsel reasonably acceptable to the Bank stating that such payment is exempt from Taxes. For purposes of this Section 2.08(d) and Section 2.08(f), (i) the terms “United States” and “United States person” shall have the meanings specified in Sections 7701(a)(9) and 7701(a)(30) of the Code, respectively, and (ii) a “Foreign Lender” means a person that is not a “United States person.”

(e)          If the Bank is entitled to an exemption from or reduction of withholding Tax with respect to payments under any Loan Document, it shall deliver to the Company, at the time or times as reasonably requested by the Company, such properly completed and executed documentation as reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate.

(f)          Without limiting the generality of the foregoing, the Bank (and any Eligible Assignee on or prior to the date on which it becomes a party hereto) shall, if it is legally eligible to do so, deliver to the Company, two duly signed, properly completed copies of whichever of the following is applicable:

(i)          if the Bank (or Eligible Assignee) is not a Foreign Lender, IRS Form W 9;

(ii)         if the Bank (or Eligible Assignee) is a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W 8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(iii)        if the Bank (or Eligible Assignee) is a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Foreign Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(iv)        if the Bank (or Eligible Assignee) is a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and (2) a certificate (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(v)         if the Bank (or Eligible Assignee) is a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participant) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in subsections (i), (ii), (iii) or (iv) of this paragraph (f) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners;

(vi)        if a payment made to a Foreign Lender under any Loan Document would be subject to any withholding Taxes as a result of such Foreign Lender’s failure to comply with the requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code), at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Foreign Lender has or has not complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; or

(vii)       any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Company to determine the amount of Tax (if any) required by law to be withheld.

(g)          Thereafter and from time to time, each Foreign Lender shall, if it is legally eligible to do so, (i) promptly submit to the Company (with a copy to the Withholding Agent) such additional duly completed and signed copies of one or more of the forms or certificates described in Section 2.08(f)(i), (ii), (iii), (iv) or (v) above (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Company of any available exemption from, or reduction of, United States withholding Taxes in respect of all payments to be made to such Foreign Lender by the Company pursuant to this Agreement, or any other Loan Document, in each case, (1) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Company and (2) from time to time thereafter if reasonably requested by the Company, and (ii) promptly notify the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(h)          For any period with respect to which the Bank that may lawfully do so has failed to provide the Company with the appropriate form described in Section 2.08(f) above (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under Section 2.08(f) above), the Bank shall not be entitled to indemnification under Sections 2.08(a) or 2.08(c) with respect to Taxes imposed by the United States by reason of such failure; provided that should the Bank become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as the Bank shall reasonably request to assist the Bank to recover such Taxes.

(i)          The Bank represents and warrants to each Applicant and the Parent Guarantor that, as of the date the Bank becomes a party to this Agreement, the Bank is entitled to receive payments hereunder from such Applicant and the Parent Guarantor without deduction or withholding for or on account of any Taxes.

(j)          If the Bank determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company, the Parent Guarantor or any Applicant or with respect to which such Applicant has paid additional amounts pursuant to this Section 2.08 or the Parent Guarantor pursuant to the Parent Guaranty, it shall reimburse to such Applicant or the Parent Guarantor, as the case may be, such amount as the Bank determines to be the proportion of such refund as will leave the Bank (after that reimbursement) in no better or worse position in respect of the worldwide liabilities for Taxes and Other Taxes of the Bank (including in each case its Affiliates) than it would have been if no such indemnity had been required under this Section 2.08. This Section 2.08(j) shall not be construed to require the Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Company or any other Person.

2.09        Use of Letters of Credit. The Company and each other Applicant covenants and agrees with the Bank that the LOCs shall be used for the purposes set out in the definition of “Permitted LOCs” in Section 1.01.

2.10        Certain Provisions Relating to the Bank as Issuer of LOCs.

(a)          LOC Requests. The representations, warranties, and covenants by each Applicant under, and the rights and remedies of the Bank under, any LOC Request or any documents or agreements delivered to the Bank pursuant to Section 2.02(a)(i) relating to any LOC are in addition to, and not in limitation or derogation of, representations, warranties, and covenants by such Applicant under, and rights and remedies of the Bank under, this Agreement and applicable law. Each Applicant acknowledges and agrees that all rights of the Bank under any LOC Request or any such other documents or agreements shall inure to the benefit of the Bank to the extent of its LOC Participating Interest in and LOC Disbursements in connection with the applicable LOC as fully as if the Bank were a party to such LOC Request or any such other documents or agreements. In the event of any inconsistency between the terms of this Agreement and any LOC Request or any such other documents or agreements, this Agreement shall prevail.

(b)          No Liability of the Bank. Each Applicant assumes all risks of the acts or omissions of any Beneficiary of any LOC with respect to its use of such LOC. Neither the Bank nor any of its officers, directors, employees, Affiliates, or agents shall be liable or responsible for: (a) the use that may be made of any LOC or any acts or omissions of any Beneficiary in connection therewith; (b) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) payment by the Bank against presentation of documents that strictly or substantially comply with the terms of an LOC, including failure of any documents to bear any reference or adequate reference to the LOC. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(c)          Administration. In carrying out its duties under this Section 2.10, the Bank may rely upon any notice or other communication of any nature (written, electronic or oral, including telephone conversations and transmissions through the Bank’s remote access system, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any other Loan Document) purportedly made by a Responsible Officer or on behalf of a Responsible Officer of the proper party or parties, and the Bank shall not have any duty to verify the identity or authority of a Responsible Officer giving such notice or other communication. The Bank may consult with legal counsel (including its in-house counsel or in-house or other counsel for any Applicant), independent public accountants and any other experts selected by it. Whenever the Bank shall deem it necessary or desirable that a matter be proved or established with respect to any Applicant, such matter may be established by a certificate of such Applicant, and the Bank may conclusively rely upon such certificate.

2.11        Currency Indemnity.

(a)          Each Credit Party’s obligation to make payments hereunder in any Specified Currency shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, which is expressed in or converted into any currency other than the Specified Currency, except to the extent that such tender or recovery results in the actual receipt by the Bank of the full amount of the Specified Currency payable under this Agreement. Each Credit Party shall indemnify the Bank for any shortfall and such Credit Party’s obligation to make payments in the Specified Currency shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Specified Currency expressed to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder.

(b)          If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Specified Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Specified Currency, the conversion shall be made at the Dollar Equivalent of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the applicable Credit Party obligated in respect thereof covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Specified Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

2.12        Subsidiary Applicants. The Company from time to time may designate any Subsidiary as a Subsidiary Applicant by (i) delivering to the Bank an Adherence Agreement executed by such Subsidiary, the Company and the Bank and (ii) taking such further actions as the Bank may reasonably request, including executing and delivering other instruments, documents, and agreements corresponding to those obtained in respect of the Company, all in form and substance reasonably satisfactory to the Bank; provided, that no Subsidiary shall become a party hereto or a Subsidiary Applicant hereunder if the Bank reasonably believes that it would violate any applicable law or regulation for any LOCs to be issued at such proposed Subsidiary Applicant’s request or that the Bank would be subject to any unindemnified withholding taxes. Upon such delivery and the taking of such further actions such Subsidiary shall for all purposes of this Agreement be a Subsidiary Applicant and a party to this Agreement until the Company shall have executed and delivered to the Bank a “Notice of Termination” (as defined in the applicable Adherence Agreement) in respect of such Subsidiary, whereupon such Subsidiary shall cease to be a Subsidiary Applicant. Notwithstanding the preceding sentence, no such Notice of Termination will become effective as to any Subsidiary Applicant at a time when any Obligations of such Subsidiary Applicant shall be outstanding hereunder or any LOC issued at the request of such Subsidiary Applicant shall be outstanding (which shall not have been cash collateralized in a manner satisfactory to the Bank in its sole discretion); provided that such Notice of Termination shall be effective to terminate such Subsidiary Applicant’s right to request LOCs hereunder. The Subsidiary Applicants as of the Closing Date are set forth on Schedule II.

2.13        Parent Guaranty. Payment of the Repayment Obligations by the Company is guaranteed by the Parent Guarantor pursuant to the Parent Guaranty. Subject to (a) the Parent Guarantor’s obligations under the Parent Guaranty and (b) Section 2.15, the obligations of each Credit Party under this Agreement are several and not joint and no Credit Party shall be responsible for the obligations of any other Credit Party under this Agreement.

2.14        Cash Collateralization. If, at any time, the Dollar Equivalent of the Credit Exposure exceeds the Commitment Amount (including by reason of fluctuations in exchange rates), then one or more of the Applicants shall, within five (5) Business Days after notice thereof from the Bank, cash collateralize any outstanding LOCs in a manner satisfactory to the Bank in its sole discretion and/or pay or reimburse any other amounts then due and payable under the Facility, in each case in an amount sufficient to eliminate such excess; provided, however, that no Applicant shall be required to cash collateralize any amounts attributable to an LOC issued at the request of any other Applicant.

2.15        Company Guaranty.

(a)          The Company hereby irrevocably and unconditionally guarantees to the Bank the due and punctual payment of all Repayment Obligations of each of the other Credit Parties (the “Guaranteed Obligations”). The Company agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations. Each and every default in payment or performance on any Guaranteed Obligation shall give rise to a separate cause of action hereunder, and separate suits may be brought hereunder as each cause of action arises.

(b)          To the fullest extent permitted by applicable law, the Company waives presentment to, demand of payment from, and protest to the applicable Applicant or to any other guarantor of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Company hereunder shall not be affected by (i) the failure of the Bank to assert any claim or demand or to enforce or exercise any right or remedy against any Applicant or any other Person under the provisions of the Loan Documents or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release of any Person from any of the terms or provisions of any Loan Document or any other agreement; (iii) the failure or delay of the Bank for any reason whatsoever to exercise any right or remedy against the Parent Guarantor under the Parent Guaranty; (iv) the failure of the Bank to assert any claim or demand or to enforce any remedy under any Loan Document, any guarantee or any other agreement or instrument, (v) any default, failure or delay, willful or otherwise, in the performance of any Repayment Obligations; or (vi) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company under this Section 2.15 or otherwise operate as a discharge or exoneration of the Company as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

(c)          The Company agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, that such guarantee may be enforced at any time and from time to time, on one or more occasions, during the continuance of any Event of Default, without any prior demand or enforcement in respect of any Guaranteed Obligations, and that the Company waives any right to require that any resort be had by the Bank to any other guarantee. The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including any claim of waiver, release, surrender, amendment, modification, alteration or compromise of any of the Guaranteed Obligations or of any collateral security or guarantee or other accommodation in respect thereof, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or any Loan Document or any provision thereof (or of this Agreement or any provision hereof) or otherwise. Without limiting the generality of the foregoing, the obligations of Company hereunder shall not be discharged or impaired or otherwise affected by any change of location, form or jurisdiction of any Applicant or any other Person, any merger, consolidation, or amalgamation of any Applicant or any other Person into or with any other Person, any sale, lease or transfer of any of the assets of any Applicant or any other Person to any other Person, any other change of form, structure, or status under any law in respect of any Applicant or any other Person, or any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, that might otherwise constitute a legal or equitable defense, release, exoneration, or discharge or that might otherwise limit recourse against any Applicant, the Company or any other Person. The obligations of the Company hereunder shall extend to all Repayment Obligations of the Applicants without limitation of amount, and the Company agrees that it shall be obligated to honor its guarantee hereunder whether or not any other guarantor or any Person that has provided any collateral or that is the obligor in respect of any obligation that constitutes collateral for any Obligations of any Applicant (i) has been called to honor its guarantee or provide such collateral or honor any such obligation or, (ii) having been so called has failed to do so in whole or in part, or (iii) has been released for any reason whatsoever from any such obligation.

(d)          To the fullest extent permitted by applicable law, the Company waives any defense based on or arising out of any defense of any Applicant or any other guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Applicant, other than the final payment in full in cash of the Guaranteed Obligations. The Bank may, at its election, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Applicant or any other Person or exercise any other right or remedy available to them against any Applicant or any other Person, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been fully and finally paid. To the fullest extent permitted by applicable law, the Company waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Applicant or any other Person, as the case may be. The Company agrees that (i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated for the purposes of the Company’s guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration as to any Applicant in respect of the Guaranteed Obligations (other than any notices and cure periods expressly granted to an Applicant in this Agreement or any other Loan Document evidencing or securing the Obligations of such Applicant), and (ii) in the event of any such acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable in full by the Company for purposes of this Agreement.

(e)          In furtherance of the foregoing and not in limitation of any other right that the Bank has at law or in equity against the Company by virtue hereof, upon the failure of any Applicant to pay (after the giving of any required notice and the expiration of any cure period expressly granted to such Applicant in this Agreement) any Guaranteed Obligation when and as the same shall become due, whether at maturity, upon mandatory prepayment, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will forthwith pay, or cause to be paid, to the Bank in cash the amount of such unpaid Guaranteed Obligation. Upon payment by the Company of any sums as provided above, all rights of the Company against the applicable Applicant or any other Person arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations. If any amount shall erroneously be paid to the Company on account of (i) such subrogation, contribution, reimbursement, indemnity, or similar right, or (ii) any such indebtedness of any Applicant, such amount shall be held in trust for the benefit of the Bank and shall be paid to the Bank to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured.

(f)          The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Bank upon the bankruptcy or reorganization of any Applicant or otherwise. Nothing shall discharge or satisfy the liability of the Company hereunder except the full and final performance and payment in cash of the Guaranteed Obligations.

ARTICLE III

CONDITIONS

3.01        Conditions Precedent to Closing Date. The occurrence of the Closing Date, and the obligation of the Bank to issue any LOC, is subject to the satisfaction (or waiver in accordance with Section 7.01) of the following conditions precedent:

(a)          The Bank shall have received from each party hereto or thereto either (i) a counterpart of this Agreement, the Transfer Agreement and the Parent Guaranty signed on behalf of such party or (ii) written evidence satisfactory to the Bank (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and the Parent Guaranty.

(b)          The Bank shall have received from the Company a signed certificate, dated as of the Closing Date and signed by a Responsible Officer of the Company on behalf of the Company, certifying as to (i) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date and (ii) the absence of any Event of Default.

(c)          The Bank shall have received documents and certificates relating to the organization, existence, and good standing of each Credit Party, and the authorization of the transactions contemplated hereby, all in form reasonably satisfactory to the Bank, including (i) certified copies of the resolutions (or comparable evidence of authority) of each Credit Party approving the transactions contemplated by the Loan Documents and (ii) a certification as to the names and true signatures of the officers of each Credit Party that are authorized to sign the Loan Documents and the other documents to be delivered hereunder.

(d)          The Bank shall have received evidence, reasonably satisfactory to it, that the Existing Facility has been terminated on or prior to the date hereof.

(e)          There shall exist no action, suit, investigation, litigation or proceeding affecting any Credit Party pending or threatened in writing before any Governmental Authority that (x) could be reasonably expected to have a Material Adverse Effect or (y) could reasonably be expected to materially adversely affect the legality, validity, or enforceability of any Loan Document or the transactions contemplated hereby.

(f)          No development or change shall have occurred after January 3, 2016, and no information shall have become known after such date, that has had or could reasonably be expected to have a Material Adverse Effect.

(g)          The Bank shall have received a written opinion (addressed to the Bank and dated the Closing Date) of counsel to the Company covering the matters set forth in Exhibit C-1 and of in-house counsel to the Parent Guarantor covering the matters set forth in Exhibit C-2, in each case in form and substance reasonably satisfactory to the Bank.

(h)          The Bank shall have received all documentation and other information reasonably requested by it that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(i)          The Bank shall have received all fees and other amounts due and payable on or prior to the Closing Date and, to the extent invoiced, reimbursement or payment of all expenses required to be reimbursed or paid by any Applicant hereunder.

3.02        Conditions Precedent to Each Issuance or Amendment of an LOC. In addition to the conditions to issuance or amendment set forth in Section 2.01, the obligation of the Bank to issue or amend the expiry, amount or language of an LOC (including any issuance on the Closing Date) shall be subject to the further conditions precedent that on the date of such issuance or amendment:

(a)          the representations and warranties contained in each Loan Document are true and correct in all material respects on and as of such date, before and after giving effect to such issuance or amendment (other than any automatic extension of an LOC), as though made on and as of such date, other than any such representation or warranty that, by its terms, refers to a specific date other than the date of such issuance, extension or increase, in which case as of such specific date, unless waived in accordance with Section 7.01;

(b)          no Block Notice is in effect;

(c)          no Event of Default, or event or condition that would constitute an Event of Default described in Section 6.01(a), Section 6.01(f), or Section 6.01(g) but for the requirement that notice be given or time elapse or both, has occurred and is continuing or would result from such issuance, extension, or increase;

(d)          the Parent Guarantor shall not have repudiated, or asserted the unenforceability of the Parent Guaranty and the Parent Guaranty shall continue to be in full force and effect; and

(e)          in the case of the issuance or amendment of the expiry, amount or language of any LOC denominated in an Alternate Currency, there shall not have occurred any change in national or international financial, political, or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Bank would make it impracticable for such LOC to be issued or amended in such Alternate Currency.

Each request for issuance or amendment of an LOC and each automatic extension permitted pursuant to Section 2.02(c) shall be deemed to be a representation and warranty by the applicable Applicant that both on the date of such request and on the date of such issuance or amendment or automatic extension the foregoing statements are true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows:

4.01        Existence, Etc. Each Credit Party (i) is duly organized or formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) is duly qualified and in good standing as a foreign corporation or other entity in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority (including all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have any license, permit or other approval could not reasonably be expected to have a Material Adverse Effect.

4.02          Authority and Authorization. The execution, delivery, and performance by each Credit Party of each Loan Document to which such Credit Party is party, and the consummation of the transactions contemplated thereby, are within the organizational powers of such Credit Party, have been duly authorized by all necessary organizational action, and do not (i) contravene the Constituent Documents of such Credit Party, or (ii) violate any law, rule, regulation (including Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, or (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting such Credit Party or its properties, which, in the case of any violation, conflict, breach or default under clause (ii) or (iii) could reasonably be expected to have a Material Adverse Effect. No Credit Party is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which could reasonably be expected to have a Material Adverse Effect.

4.03          Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery, or performance by any Credit Party of any Loan Document to which it is party or the consummation of the transactions contemplated thereby, other than has been obtained and is in full force and effect as of the Closing Date.

4.04          Enforceability. This Agreement has been, and each other Loan Document to which a Credit Party is a party, has been or when delivered hereunder will have been, duly executed and delivered by such Credit Party. This Agreement is, and each other Loan Document to which a Credit Party is a party, is or when delivered hereunder will be, the legal, valid, and binding obligation of such Credit Party, enforceable against it in accordance with the terms thereof, subject to bankruptcy, insolvency, and similar laws of general application relating to creditors’ rights and to general principles of equity.

4.05          Litigation. Except as disclosed in the Company’s filings with the SEC from time to time, there is no action, suit, investigation, litigation or proceeding affecting the Company pending or, to the knowledge of the Company, threatened in writing before any Governmental Authority that (i) could reasonably be expected to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, or enforceability of any Loan Document or the transactions contemplated by the Loan Documents.

4.06          Compliance with Certain Acts. Each Credit Party and each Subsidiary of a Credit Party is in compliance in all material respects with the Patriot Act. No part of any payment under any LOC will be used, and no actions in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value have been taken, by any Credit Party and each Subsidiary of a Credit Party nor to their knowledge any of their respective directors, officers, or employees, directly or indirectly, (a) to finance any transaction relating to a client, customer, importer, exporter or any other Person who appears on Sanctions Lists or in violation of any Sanctions or (b) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage; and each Credit Party and each Subsidiary of a Credit Party has conducted its businesses in compliance with Sanctions and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representations and warranties contained herein. Neither any Credit Party nor any of its directors, officers, managers or principal employees is on the list of Specially Designated Nationals and Blocked Persons issued by OFAC.

4.07          Investment Company Act. No Credit Party is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the United States Investment Company Act of 1940, as amended from time to time, and any successor statute or statutes. Neither the making of any LOC Disbursements, nor the issuance of any LOC, nor the application of the proceeds or repayment thereof, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation, or order of the SEC thereunder.

4.08          Compliance with Laws and Agreements. Each Credit Party is in compliance with all laws, regulations, and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Credit Party is in default in any material respect beyond any applicable grace period under or with respect to any of its Constituent Documents or any indenture, agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound, the existence of which default has not been waived in writing and which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.09          Anti-Corruption Laws and Sanctions. Each Credit Party and each Subsidiary of a Credit Party is in compliance with Sanctions and is not engaged, directly or, to each of its respective knowledge, indirectly, in any activity that would result in the Credit Parties or any Subsidiaries of the Credit Parties being designated as a Sanctioned Person and is not directly conducting business or engaged in any transaction with any Sanctioned Persons. Policies and procedures are designed to ensure compliance by the Credit Parties, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions have been implemented, and are maintained in effect, by the Credit Parties or otherwise on behalf of their Subsidiaries. None of (a) any Credit Party, any Subsidiary of a Credit Party or any of their respective directors, officers or employees (except any director, officer or employee of a Non-Controlled Subsidiary appointed by a Person that is not an Affiliate of any Credit Party), or (b) to the knowledge of any Credit Party, any director, officer or employee of any Non-Controlled Subsidiary (to the extent appointed by a Person that is not an Affiliate of any Credit Party), is a Sanctioned Person or is directly conducting business or engaged in any transaction with any Sanctioned Person. No LOC will violate any applicable Sanctions.

4.10          No Event of Default. No Event of Default has occurred and is continuing.

4.11          Subsidiaries. Each Credit Party other than the Company is a Subsidiary of the Company.

4.12          No Margin Stock. No Applicant is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or extending credit for the purpose of purchasing or carrying margin stock.

4.13          Pari Passu Ranking. Each Credit Party’s obligations under or in respect of each Loan Document rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for the claims that are preferred by any bankruptcy, insolvency, liquidation, or other similar laws of general application.

ARTICLE V

COVENANTS

Until the Commitment has expired or been terminated and the principal of and interest on each LOC Disbursement and all fees payable hereunder shall have been paid in full in cash and all LOCs shall have expired without any pending drawing or terminated, the Company covenants and agrees with the Bank that:

5.01        Information. The Company will furnish to the Bank:

(a)          within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing and reasonably acceptable to the Bank (without a “going concern” explanatory note or any similar qualification or exception or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b)          within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)          written notice of the occurrence of an Event of Default, which notice shall be given within five (5) Business Days after the actual knowledge of an officer of the Company of such occurrence, specifying the nature and extent thereof and, if continuing, the action the Company or relevant Credit Party is taking or proposes to take in respect thereof; and

(d)          reasonably promptly following any request therefor, such additional information regarding any Applicant or any Subsidiary or compliance with the terms of this Agreement or the other Loan Documents as the Bank may reasonably request.

The Parent Guarantor shall promptly (and not later than three (3) Business Days after the occurrence thereof) notify the Company of any Event of Default occurring under Section 6.01(d), (e), (f), (g) or (h) and relating to the Parent Guarantor.

Anything required to be delivered pursuant to Section 5.01(a) or (b) above (to the extent any such financial statements or reports are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company posts such reports, or provides a link thereto, on the Company’s website on the Internet, or on the date on which such reports are filed with the SEC and become publicly available.

5.02          Existence. Each Credit Party shall do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, authorizations, qualifications and accreditations material to the conduct of its business, in each case if the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or other transaction expressly permitted hereunder.

5.03          Compliance with Laws. Each Credit Party will comply with all applicable laws, ordinances, rules, regulations, and requirements of Governmental Authorities except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.04          Inspection of Property, Books and Records. Each Credit Party will keep, and will cause each of its Subsidiaries to keep, adequate books of record and account, and will permit representatives of the Bank to visit and inspect (upon one (1) Business Day’s notice) any of its properties, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all during regular business hours and as often as reasonably requested (provided, however, that unless an Event of Default shall have occurred and be continuing, such inspection right shall be limited to one occurrence per Bank in any 12-month period).

5.05          Compliance with Sanctions. Each Credit Party and each Subsidiary of a Credit Party shall comply with, and will not act in any manner that would result in a violation by any Person (including the Bank) of, Sanctions.

5.06          Consolidation, Merger and Sale of Assets. No Credit Party shall (i) enter into any merger or consolidation, unless it is the surviving entity and no Event of Default exists after giving effect thereto, (ii) liquidate, wind up or dissolve (or suffer any liquidation, winding up or dissolution), terminate, or discontinue its business, or (iii) except to a Subsidiary, sell, assign, lease, or otherwise transfer, in one transaction or a series of transactions, all or substantially all of its business or property, whether now or hereafter acquired.

5.07          Margin Stock. No Applicant shall use the proceeds of any LOC, whether directly or directly, and whether immediately, incidentally, or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or in a manner that will violate or be inconsistent with Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

5.08          Pari Passu Ranking. Without derogating from the Company’s obligations under the Loan Documents, each Credit Party will ensure that at all times the claims of the Bank against it under the Loan Documents will rank at least pari passu with the claims of all of its other unsecured and unsubordinated creditors, except for claims that are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

ARTICLE VI

EVENTS OF DEFAULT

6.01          Events of Default and Their Effect. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)          Any Applicant shall, other than as a result of administrative or technical error so long as such error is corrected within three (3) Business Days of notification to such Applicant of such error, fail to pay any reimbursement obligation in respect of any LOC Disbursement made by the Bank pursuant to an LOC, any Applicant shall fail to deposit cash collateral when and as the same shall become due and payable, or any Credit Party shall fail to pay any other amount payable by such Credit Party under any Loan Document, in each case within five (5) Business Days after the same becomes due and payable with respect to a payment required to be made pursuant to Section 2.03 or ten (10) Business Days after the same becomes due and payable with respect to any other payment required to be made hereunder;

(b)          Any representation or warranty made by any Credit Party (or any of its officers or other representatives) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed to have been made and such inaccuracy is not remedied within thirty (30) days after receipt of notice to the applicable Credit Party and the Parent Guarantor from the Bank specifying such inaccuracy;

(c)          Any Credit Party shall fail to perform or observe any term, covenant, or agreement contained herein (other than those specified in clause (a) and (b) above) on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Company by the Bank, except where such default cannot be reasonably cured within 30 days but can be cured within 60 days, the Credit Party has (i) during such 30-day period commenced and is diligently proceeding to cure the same and (ii) such default is cured within 60 days after the earlier of becoming aware of such failure and receipt of notice to the applicable Credit Party and the Parent Guarantor from the Bank specifying such failure;

(d)          The Parent Guarantor shall fail to pay any indebtedness for borrowed money pursuant to a loan agreement or noncontingent payment obligation pursuant to a letter of credit agreement of similar nature to this Agreement, individually or in the aggregate, in excess of the Dollar Equivalent of $200,000,000, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, provided, however, that a written waiver of such failure by the Person to whom such Indebtedness is owed shall be a written waiver of the Event of Default resulting pursuant to this subclause from such failure; or the maturity of such indebtedness is accelerated, provided, however, that a written waiver of such failure by the Person to whom such indebtedness is owed shall be a written waiver of the Event of Default resulting pursuant to this subclause from such failure;

(e)          The Parent Guarantor shall repudiate, or assert the unenforceability of the Parent Guaranty, or the Parent Guaranty shall for any reason not be in full force and effect or the Company shall repudiate, or assert the unenforceability of this Agreement;

(f)          The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Parent Guarantor, the Company or any other Credit Party in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or (ii) a decree or order adjudging the Parent Guarantor, the Company or any other Credit Party bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Parent Guarantor, the Company or any other Credit Party under any applicable United States federal, state, or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Parent Guarantor, the Company or any other Credit Party or any substantial part of the property of the Parent Guarantor or the Company, or ordering the winding up or liquidation of the affairs of the Parent

Guarantor, the Company or any other Credit Party, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of ninety (90) consecutive days;

(g)          The commencement by the Parent Guarantor, the Company or any other Credit Party of a voluntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated the Bankrupt or insolvent, or the consent by the Parent Guarantor, the Company or any other Credit Party to the entry of a decree or order for relief in respect of the Company or any other Credit Party in an involuntary case or proceeding under any applicable United States federal, state, or foreign bankruptcy, insolvency, reorganization, or other similar law or to the commencement of the Bankruptcy or insolvency case or proceeding against it, or the filing by the Parent Guarantor, the Company or any other Credit Party of a petition or answer or consent seeking reorganization or relief under any applicable United States federal, state, or foreign law, or the consent by the Parent Guarantor, the Company or any other Credit Party to the filing of such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or similar official of the Parent Guarantor, the Company or any other Credit Party or of any substantial part of the property of, or the making by the Parent Guarantor, the Company or any other Credit Party of an assignment for the benefit of creditors, or the admission by the Parent Guarantor, the Company or any other Credit Party in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Parent Guarantor, the Company or any other Credit Party in furtherance of any such action; or

(h)          A Change in Control shall occur;

then, and in any such event, the Bank (i) may, by notice to the Company, declare the obligation of the Bank to issue or amend the expiry, amount or language of any LOC to be terminated, whereupon the same shall forthwith terminate, and/or (ii) may, by notice to the Company, declare all amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by each Credit Party, and/or (iii) may require the Beneficiary of any LOC to draw the entire amount available to be drawn under such LOC in accordance with (and to the extent permitted by) such LOC and/or (iv) require the applicable Applicant to use best efforts to cause the Bank to be released from all its obligations under each LOC, and/or (v) exercise any and all other remedies available at law, in equity or otherwise, to secure, collect, enforce or satisfy any Obligations of any of the Credit Parties; provided that in the event of an actual or deemed entry of an order for relief with respect to any Applicant under the Bankruptcy Law, (x) the obligation of the Bank to issue, amend, or amend the expiry, amount or language of any LOC shall automatically terminate, (y) all such amounts shall automatically become due and payable, without presentment, demand, protest, or any notice of any kind, all of which are hereby expressly waived by each Applicant, and (z) the obligation of each Applicant to provide cash collateral under Section 6.02 shall automatically become effective.

6.02        Actions in Respect of the Letters of Credit upon Event of Default. If any Event of Default shall have occurred and be continuing, the Bank may, whether before or after taking any of the actions described in Section 6.01, demand that the Company and each other Applicant, and forthwith upon such demand the Company and each other Applicant will, without duplication of any other cash collateral provide to the Bank, remit as cash collateral to the Bank in immediately available funds an aggregate amount not less than the sum of (i) one hundred percent (100%) of the Available Amount at such time of all LOCs denominated in dollars plus (ii) one hundred five percent (105%) of the Available Amount at such time of all LOCs denominated in Alternate Currencies. If at any time during the continuance of an Event of Default the Bank determines that such funds are subject to any right or claim of any Person other than the Bank or that the total amount of such funds is less than the aggregate Available Amount at such time of all LOCs, the Company and each other Applicant will, forthwith upon demand by the Bank, remit to the Bank, as additional cash collateral, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, that the Bank determines to be free and clear of any such right and claim. Notwithstanding the two preceding sentences, no Applicant other that the Company shall be required to cash collateralize any amounts attributable to an LOC issued at the request of any other Applicant. Upon the drawing of any LOC, such funds shall be applied to reimburse the Bank, to the extent permitted by applicable law.

ARTICLE VII

MISCELLANEOUS

7.01        Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank (and in the case of an amendment) the Company, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.02        Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including facsimile or e-mail) and mailed or sent to the applicable party at its address set forth below its signature hereto (or, in the case of an assignee pursuant to Section 7.06 that is not a party hereto on the Closing Date, at its address specified in the Assignment and Assumption pursuant to which it becomes the Bank and in the case of any Subsidiary Applicant that is not a party hereto on the Closing Date, at its address specified in the Adherence Agreement pursuant to which it becomes a Subsidiary Applicant) or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective (a) if mailed, three Business Days after the date deposited in the mail, (b) if sent by messenger or courier, when delivered, or (c) if sent by facsimile or e-mail, when the sender receives electronic confirmation of receipt, except that (i) notices and communications to the Bank pursuant to Article II, shall not be effective until received by such Person; and (ii) any notice or other communication received at a time when the recipient is not open for its regular business shall be deemed received one hour after such recipient is again open for its regular business.

7.03        No Waiver; Remedies. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

7.04        Costs and Expenses.

(a)          Each Credit Party agrees to pay on demand all reasonable and documented costs and expenses of the Bank in connection with the preparation, execution and delivery of the Loan Documents; provided, however, that no Applicant shall be obligated to pay any costs and expenses to the extent attributable to any LOC issued at the request of any other Applicant.

(b)          Each Credit Party agrees to indemnify and hold harmless the Bank and each of its Affiliates and the officers, directors, employees, agents and advisors of any of the foregoing (each an “Indemnified Party”) from and against all claims, damages, losses, liabilities and expenses (including reasonable and documented fees and expenses of counsel) of any kind or nature whatsoever that may be incurred by or asserted or awarded against any Indemnified Party arising out of or in connection with or by reason of (including in connection with any investigation, litigation, or proceeding or preparation of a defense in connection therewith) (i) the enforcement of this Agreement or any other Loan Document or (ii) any adviser’s confirmer’s, or other nominated person’s fees and expenses with respect to any LOC that are chargeable to any Applicant or the Bank (if the applicable LOC Request or any LOC Related Document requested or authorized such advice, confirmation, or other nomination, as applicable), except to the extent such claim, damage, loss, liability or expense shall have resulted from the negligence, willful misconduct or fraud of such Indemnified Party. Each Credit Party also agrees not to assert any claim against any Indemnified Party on any theory of liability for, and no Indemnified Party shall be liable in contract, tort, or otherwise for, special, indirect, consequential, exemplary, or punitive damages arising out of or otherwise relating to this Agreement, any other Loan Document, any transaction contemplated hereby or thereby or the actual or proposed use of the LOC Disbursements or any LOC (including for any consequences of forgery or fraud by any Beneficiary or any other Person).

(c)          Without prejudice to the survival of any other agreement of any Credit Party hereunder or under any other Loan Document, the agreements and obligations of each Credit Party contained in Section 2.06, Section 2.08, and this Section 7.04 shall survive the payment in full of principal, interest, and all other amounts payable hereunder and under any other Loan Document, the expiration or termination of the Commitments, and the expiration without any pending drawing or termination of all LOCs.

7.05        Binding Effect. This Agreement shall become effective when it shall have been executed by each Credit Party and the Bank and thereafter shall be binding upon and inure to the benefit of each Credit Party and the Bank and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank (such consent not to be unreasonably withheld).

7.06        Assignments and Participations.

(a)          The Bank may, and so long as no Event of Default shall have occurred and be continuing, if demanded by the Company pursuant to Section 2.11 upon at least five (5) Business Days’ notice to the Bank, will, assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, its LOC Participating Interests and the LOC Disbursements owing to it); provided that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations of the Bank hereunder, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was (x) the Bank or an Affiliate of the Bank, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $25,000,000 unless it is an assignment of the entire amount of such assignor’s Commitment, or (y) not the Bank or an Affiliate of the Bank, the aggregate amount of the Commitment being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 unless it is an assignment of the entire amount of such assignor’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) each assignment made as a result of a demand by the Company pursuant to Section 2.11 shall be arranged by the Company after consultation with the Bank, and shall be either an assignment of all of the rights and obligations of the assigning Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Bank under this Agreement, (v) the Bank shall be obligated to make any such assignment as a result of a demand by the Company pursuant to Section 2.11 unless and until the Bank shall have received one or more payments from either the Company or other Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the LOC Disbursements made by the Bank, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to the Bank under this Agreement, (vi) as a result of such assignment, the Company shall not be subject to additional amounts under Section 2.06 or 2.08, and (vii) the parties to each such assignment shall execute and deliver an Assignment and Assumption.

(b)          The Bank may sell participations to one or more Persons (other than the Company or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment, its LOC Participating Interests and the LOC Disbursements owing to it; provided that (i) the Bank’s obligations under this Agreement (including its Commitment and its LOC Participating Interests) shall remain unchanged, (ii) the Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Company and the other Applicants shall continue to deal solely and directly with the Bank in connection with the Bank’s rights and obligations under this Agreement, (iv) so long as there then exists no Event of Default, such participation is consented to and approved by the Company (not to be unreasonably withheld), and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Company therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, reimbursement obligations or any fees or other amounts payable hereunder, or postpone any date fixed for any payment thereof, in each case to the extent subject to such participation.

(c)          The Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 7.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Company or any of its Subsidiaries furnished to the Bank by or on behalf of the Company or any such Subsidiary; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from the Bank.

(d)          Notwithstanding any other provision set forth in this Agreement, the Bank may at any time create a security interest in all or any portion of its rights under this Agreement (including the LOC Disbursements owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

7.07        Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement (or any related agreement, including any amendment hereto or waiver hereunder) by facsimile or e-mail (in a pdf or similar file) shall be effective as delivery of an original executed counterpart of this Agreement (or such related agreement).

7.08        Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

7.09        Confidentiality. The Bank shall not disclose any Confidential Information to any Person without the consent of the Company, other than (a) to the Bank’s Affiliates and their officers, directors, employees, agents and advisors with a need to know, to actual or prospective Eligible Assignees and participants, and to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, and in each case then only on a confidential basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign authority or examiner regulating the Bank or pursuant to any request of any self-regulatory body having or claiming authority to regulate or oversee any aspect of the Bank’s business or that of any of its Affiliates, and (d) to any rating agency when required by it; provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Company and its Subsidiaries received by it from the Bank. Each Credit Party agrees and consents to the Bank’s disclosure of information relating to this transaction to Gold Sheets and other similar bank trade publications. Such information will consist of deal terms and other information customarily found in such publications.

7.10        Patriot Act. The Bank is required to obtain, verify, and record information that identifies the Company and each other Credit Party, which information includes the name and address of the Company and each other Credit Party and other information that will allow the Bank to identify the Company and each other Credit Party in accordance with the Patriot Act.

7.11        Waiver of Immunity. Each Credit Party acknowledges that this Agreement and each other Loan Document is, and each LOC will be, entered into for commercial purposes of the applicable Applicant. To the extent that any Credit Party or any of its assets has or hereafter acquires any right of sovereign or other immunity from or in respect of any legal proceedings to enforce or collect upon any Obligation or any other agreement relating to the transactions contemplated herein, such Credit Party hereby irrevocably waives any such immunity and agrees not to assert any such right or claim in any such proceeding.

7.12        Jurisdiction, Etc.

(a)          Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court sitting in New York County or the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)          Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court sitting in New York County.

(c)          Each of the parties hereto, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents.

(d)          Each Credit Party hereby agrees that service of process in any such action or proceeding may be made on such Applicant by the mailing of copies thereof by express or overnight mail or courier, postage prepaid, to such Applicant at its address referred to in Section 7.02.

(e)          Nothing in this Agreement shall affect any right that any party may otherwise have to serve process in any other manner.

7.13        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. If any LOC expressly chooses a state or country law other than the State of New York, the applicable Applicant shall be obligated to reimburse the Bank for payments made under such LOC if such payment is justified under New York law or such other law.

7.14        Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)          the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

7.15        Reserved.

7.16        Process Agent. Following the Closing Date, but in no event later than thirty (30) days after the Closing Date, the Parent Guarantor will appoint and agent for service of process in the State of New York to receive and forward on its behalf service of all necessary processes in any action, suit, or proceeding arising under the Parent Guaranty that may be brought against it in any court (including federal courts) in the state of New York (the “Agent”). Such service of process or notice received thereof by the Agent will have the same force and effect as if served upon it. The Parent Guarantor will promptly notify the Bank in writing of such appointment. The Parent Guarantor shall maintain such appointment of the Agent during the term of the Parent Guaranty and for a period of two (2) years from its date of expiration or termination. The Parent Guarantor authorizes and directs the Agent to accept such service, and the Parent Guarantor represents and warrants that the Agent has agreed to act as said Agent for service of process. The Parent Guarantor agrees to take any and all action that may be necessary to continue appointment of the Agent in full force and effect as aforesaid or to replace said Agent, if necessary, with a process agent acceptable to the Bank. If for any reason the Agent ceases to be able to act as such or no longer has an address in New York, New York, the Parent Guarantor irrevocably agrees to appoint a substitute process agent acceptable to the Bank and to deliver to the Bank copies of such substitute agent’s written acceptance of that appointment, within thirty (30) days thereof.

7.17        Transfer Agreement. The Credit Parties have requested, and the Bank agrees that those certain Existing LOCs identified on Annex 1 to the Transfer Agreement (as such Annex 1 may be amended, supplemented or otherwise modified from time to time in the Bank’s sole discretion) are deemed to have been issued under this Agreement and not under the Existing Facility. Each Existing LOC issued, as set forth on Annex 1 to the Transfer Agreement, shall be deemed to be a LOC hereunder. To the extent of the total aggregate “LOC Amount” set forth on Annex 1 to the Transfer Agreement, the Commitment Amount shall be deemed to be reduced with respect to the amount available for other LOCs to be issued under this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Letter of Credit Facility Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

SUNPOWER CORPORATION

By:	/s/ Ada Kwan
Name: Ada Kwan
Title: Treasurer

Address: 77 Rio Robles San Jose, CA 95134 Attention: Ada Kwan Telephone: 408-240-5500 Facsimile: 408-240-5400 E-mail: ada.kwan@sunpowercorp.com

SUNPOWER CORPORATION, SYSTEMS

By:	/s/ Ada Kwan
Name: Ada Kwan Title: Treasurer

Address: 77 Rio Robles San Jose, CA 95134 Attention: Ada Kwan Telephone: 408-240-5500 Facsimile: 408-240-5400 E-mail: ada.kwan@sunpowercorp.com

TOTAL S.A.

By:	/s/ Patrick de La Chevardière
Name: Patrick de La Chevardière Title: Chief Financial Officer

Address: 2, place Jean Millier La Défense 6 92400 Courbevoie France Attention: Jean-Luc Guiziou Telephone: + 33 1 47 44 26 95 Facsimile: + 33 1 47 44 50 95 E-mail: jean-luc.guiziou@total.com

Signature Page to Letter of Credit Facility Agreement

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Frederic Bambuck
Name: Frederic Bambuck
Title: Director

By:	/s/ Javier Sanchez-Asiain
Name: Javier Sanchez-Asiain
Title: Managing Director
Head CBT Americas

Address: 1301 Avenue of the Americas, New York, New York 10019 Attention: Frederic Bambuck Telephone: +1 212 261 3481 E-mail: Frederic.bambuck@ca-cib.com

Signature Page to Letter of Credit Facility Agreement

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Letter of Credit Facility Agreement identified below (as amended, supplemented, or otherwise modified from time to time, the “Facility Agreement”), receipt of a copy of which (and any other Loan Documents requested by the Assignee) is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Facility Agreement, as of the Effective Date inserted by the Bank as contemplated below (i) all of the Assignor’s rights and obligations under the Facility Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor against any Person, whether known or unknown, arising under or in connection with the Facility Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_______________________________________

2.	Assignee:	_______________________________________
[and is an Affiliate of [identify Bank]]

3.	[Company / Applicants]:	_______________________________________

4.	Facility Agreement:	The $75,000,000 Letter of Credit Facility Agreement dated as of June 29, 2016 among SunPower Corporation, Total S.A., SunPower Corporation, Systems, the Subsidiary Applicants parties thereto from time to time, and Crédit Agricole Corporate and Investment Bank

5.          Assigned Interest:

Facility Assigned	Aggregate Commitment Amounts / Credit Exposure for all Banks	Amount of Commitment / Credit Exposure Assigned	Percentage Assigned of Commitment/Credit Exposure[1]
Letter of Credit Facility	$_______________	$_______________	____________%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY BANK AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment / Credit Exposure of all Banks thereunder.

[Consented to:][2]

[NAME OF RELEVANT PARTY]

By
Title:

[2]	To be added only if the consent of the Company [and/or other Applicants] is required by the terms of the Facility Agreement.

EXHIBIT B

[FORM OF]

LOC REQUEST

[See attached.]

APPLICATION AND AGREEMENT FOR
IRREVOCABLE STANDBY LETTER OF CREDIT
(this “Application and Agreement”)

To: Crédit Agricole Corporate and Investment Bank (“Crédit Agricole CIB” or “you”) Issuing Office:_______________	Date:____________

Application is hereby by the undersigned (“Applicant”) made for the issuance by you of your irrevocable standby letter of credit (the “Credit”) in conformity with your practices and procedures and, to the extent not inconsistent therewith, in accordance with the following instructions:

(Complete Each Section Fully or Indicate “Not Applicable”)

Please send the Credit to the Beneficiary by your customary means as follows:

____________	Directly to the Beneficiary.
____________	Through the Advising Bank specified below.
____________	Through your Correspondent.

Name and address of the Beneficiary: _______________________________

Name and address of the Advising Bank: _______________________________

Name and address of each Applicant to be named as an “Account Party”: __________________

Amount of the Credit: _____________________________ Currency: _________________

The Credit shall expire at your counters on _______________________________

Automatic Renewal Clause: ___________Yes. _________No. – Cancellation Period (check one): ____ 30 Days ____ 90 Days ____ 120 Days, Other:_________

Amounts under the Credit shall be available as follows:

_______________ In accordance with the terms and conditions set forth in the attachment hereto (the “Attachment”). (In the event the Attachment sets forth information in conflict with that appearing on this page, the information on this page shall prevail.)

Partial Drawings under the Credit: ___________Are permitted. ___________Are not permitted.

Special Instructions

In order to induce you to issue the Credit as provided herein, each Applicant hereby expressly agrees to be bound by the terms and conditions set forth on the following pages of this Application and Agreement, including, without limitation, the obligation to reimburse and indemnify you in accordance therewith.

[Applicant]	[Applicant]

By:	By:

Name:	Name:

Title:	Title:

Address:	Address:

For Office Use Only

No. of Credit:	Approved by:

EXHIBIT C-1

MATTERS TO BE COVERED IN OPINION OF COUNSEL TO THE CREDIT PARTIES

The following matters will be addressed in the opinion of counsel to the Company and the Subsidiary Applicants, subject to (a) customary and appropriate assumptions, qualifications, limitations and exclusions, (b) reliance on certificates of officers of the Company and public officials and agencies, and (c) such other matters as such counsel deems necessary or appropriate in the preparation and delivery of the opinion.

1.	The Company is a corporation duly incorporated and existing in good standing under the laws of the State of Delaware and is authorized or qualified to do business and in good standing as a foreign corporation in the State of California. Each Subsidiary Applicant is a [corporation duly incorporated][limited liability company duly formed] and existing in good standing under the laws of the jurisdiction of its organization. Each Credit Party has the corporate or limited liability company power and authority, as applicable, (i) to conduct its business substantially as described in [an officer’s certificate of such Credit Party], and (ii) to enter into and to incur and perform its obligations under the Letter of Credit Facility Agreement (the “Facility Agreement”) and the Transfer Agreement (the “Transfer Agreement”).

2.	The execution and delivery to the Bank by each Credit Party of the Facility Agreement and the Transfer Agreement and the performance by each Credit Party of its respective obligations thereunder:

a.	have been authorized by all necessary corporate action by the Company and all necessary [corporate][limited liability company] action respectively;

b.	do not require under present law or present regulation of any governmental agency or authority of the State of New York or the United States of America any filing or registration by any Credit Party with, or approval or consent to such Credit Party of, any governmental agency or authority of the State of New York or the United States of America that has not been made or obtained except (i) those required in the ordinary course of business in connection with the performance by the Credit Parties of their respective obligations under certain covenants contained in the Facility Agreement and the Transfer Agreement, (ii) filings under securities laws, and (iii) filings, registrations, consents or approvals in each case not required to be made or obtained by the date hereof;

c.	do not contravene any provision of the Certificate of Incorporation or By-laws of the Company or, in the case of each Subsidiary Applicant, its [describe charter documents];

d.	do not violate (i) any present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America applicable to such Credit Party or its property or (ii) any of the “Material Agreements” to which they are a party or that is applicable to their properties or any court decree or order binding upon any of them that is listed on Annex I to the [officer’s certificate ]; and

e.	will not result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to the provisions of any Material Agreement.

3.	The Facility Agreement and the Transfer Agreement have been duly executed and delivered on behalf of the Company and each Subsidiary Applicant and constitute a valid and binding obligation of each such person, enforceable against each such person in accordance with its terms.

4.	The application of the proceeds of the Letters of Credit thereof as provided in the Facility Agreement will not be used to purchase or carry any margin stock and will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

5.	The Company is not required to register as an “investment company” under, and as defined in, the Investment Company Act of 1940, as amended (the “1940 Act”) and is not a company controlled by a company required to register as such under the 1940 Act.

EXHIBIT C-2

MATTERS TO BE COVERED IN OPINION OF COUNSEL TO the parent guarantor

The following matters will be addressed in the opinion of counsel to the Parent Guarantor under the laws of the Republic of France, subject to (a) customary and appropriate assumptions, qualifications, limitations and exclusions, (b) reliance on certificates of officers of the Parent Guarantor and public officials and agencies, and (c) such other matters as such counsel deems necessary or appropriate in the preparation and delivery of the opinion.

1.	The Parent Guarantor is duly incorporated, validly existing as a société anonyme and in good standing under the law of France and has the corporate power to enter into the Letter of Credit Facility Agreement (the “Facility Agreement”) and the Parent Guaranty and to exercise its rights and perform its obligations thereunder, and has duly executed and delivered each of the Facility Agreement and the Parent Guaranty.

2.	The Parent Guarantor is not entitled to claim for itself or its assets or revenues immunity from suit, judgment or enforcement of any judgment.

3.	The Parent Guarantor is validly bound pursuant to its signing of the Facility Agreement and the Parent Guaranty, and the terms of the Facility Agreement and the Parent Guaranty constitute legal, valid, binding and enforceable obligations of the Parent Guarantor.

4.	No authorizations, approvals, licenses, exemptions, notarizations or consents are required under the laws of the Republic of France for the execution and delivery by the Parent Guarantor of the Facility Agreement or the Parent Guaranty, or performance by the Parent Guarantor of its obligations under the Facility Agreement or the Parent Guaranty.

5.	No further acts, conditions or things are required by French law to be done, fulfilled or performed in France in order to enable the Parent Guarantor lawfully to enter into, exercise its rights or perform its obligations under the Facility Agreement and the Parent Guaranty.

6.	The execution, delivery and performance of the obligations of the Parent Guarantor under the Facility Agreement and the Parent Guaranty will not contravene any existing applicable French law, statute or published rule or regulation or any judgment, decree or permit to which the Parent Guarantor is subject nor will it contravene the Parent Guarantor’s constitutive documents.

7.	Each of [ ] in his capacity as Chief Financial Officer of the Parent Guarantor and [ ] in his capacity of Treasurer of the Parent Guarantor are duly authorized to execute the Facility Agreement and the Parent Guaranty on its behalf.

8.	No stay of legal action or proceedings prior to a procédure de conciliation or mandat ad hoc or safeguard proceeding (procédure de sauvegarde) has been granted to Total and that no notice of judicial reorganisation (redressement judiciaire), judicial liquidation (liquidation judiciaire) or voluntary liquidation has been filed with the Registre du Commerce et des Sociétés, or any other governmental authority or agency thereof.

9.	On the basis of French domestic tax law, interest payable by the Parent Guarantor under the Facility Agreement and the Parent Guaranty is payable without deductions or withholdings on account of any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

10.	It is not necessary in order to ensure the validity, effectiveness, performance and enforceability of the Facility Agreement or the Parent Guaranty that either of them be filed or registered in any public office or that any other instrument relating thereto be executed, delivered, filed or registered except that the admissibility in evidence of the Facility Agreement and the Parent Guaranty in the French Courts is subject to the production of a translation thereof into French by an officially sworn translator.

11.	No registration taxes, documentary taxes, income taxes, withholdings or other similar tax, imposition or duty of any kind is payable under the laws of France in connection with the admissibility in evidence in the Republic of France of the Facility Agreement and the Parent Guaranty or the activities or obligations to be performed by the Parent Guarantor thereunder.

12.	The submission by the Parent Guarantor in the Facility Agreement and the Parent Guaranty to the jurisdiction of the courts the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof (assuming it to be effective in such courts) is binding on the Parent Guarantor. The choice of New York law to govern the Facility Agreement and the Parent Guaranty is valid and would be given effect in any proceedings brought against the Parent Guarantor in the French courts, provided that the relevant content of New York law is duly proven and not held to be contrary to French Ordre Public International. The provisions of the Facility Agreement and the Parent Guaranty are not in my opinion contrary to French Ordre Public International.

13.	A final judgment for a sum of money in relation to the Facility Agreement and/or the Parent Guaranty obtained against the Parent Guarantor in New York courts would be recognized and enforceable against the Parent Guarantor by the French courts subject to and in accordance with the Regulation EC N°. 1215/2012 of the European Parliament and of the Council of 12 December 2012 on Jurisdiction and the Recognition and Enforcement of Judgments in Civil and Commercial Matters.

14.	Clause 7.16 (“Process Agent”) of the Facility Agreement and Clause 5(n) (“Process Agent”) of the Parent Guaranty which refer to the appointment of a process agent are binding on the Parent Guarantor.

EXHIBIT D

[FORM OF]

ADHERENCE AGREEMENT

ADHERENCE AGREEMENT (this “Agreement”) dated as of _________ among ___________, a ___________, which is a new Subsidiary Applicant (the “New Subsidiary Applicant”), SunPower Corporation, a Delaware corporation, the direct or indirect parent of the New Subsidiary Applicant (the “Company”), SunPower Corporation, Systems, a Delaware corporation (“Systems”),Total S.A., a société anonyme organized under the laws of the Republic of France, and Crédit Agricole Corporate and Investment Bank (the “Bank”).

Reference is made to the Letter of Credit Facility Agreement dated as of June 29, 2016, among the Company, Systems, the Subsidiary Applicants parties thereto from time to time, and the Bank (as amended, supplemented, or otherwise modified from time to time, the “Facility Agreement”). Unless the context requires otherwise, terms used herein as defined terms and not otherwise defined herein shall have the meanings given thereto in the Facility Agreement.

Section 2.12 of the Facility Agreement provides that, subject to the satisfaction of certain conditions, the undersigned New Subsidiary Applicant may become a party to, and a “Subsidiary Applicant” under, the Facility Agreement by entering into an agreement in the form of this Agreement.

Accordingly, and for other good and lawful consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          In accordance with Section 2.12 of the Facility Agreement, the New Subsidiary Applicant by its signature below becomes a “Subsidiary Applicant” under the Facility Agreement with the same force and effect as if originally named therein as a Subsidiary Applicant. The New Subsidiary Applicant hereby (a) agrees to all of the terms and provisions of the Facility Agreement applicable to it as a Subsidiary Applicant thereunder and (b) represents and warrants that it satisfies all of the requirements under the Facility Agreement for becoming a Subsidiary Applicant and that the representations and warranties relating to it contained in the Facility Agreement are true and correct in all material respects on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date). The Facility Agreement is hereby incorporated herein by reference.

2.         Hereinafter, each reference to the “Subsidiary Applicants” in the Facility Agreement shall be deemed to include the New Subsidiary Applicant until such time as the Company executes and delivers to the Bank a notice of termination in substantially the form of Annex A hereto or such other form acceptable to the Bank (a “Notice of Termination”), whereupon the New Subsidiary Applicant shall cease to be a Subsidiary Applicant. Notwithstanding the preceding sentence, no such Notice of Termination will become effective at a time when any Obligations of the New Subsidiary Applicant shall be outstanding thereunder or any LOC issued at the request of the New Subsidiary Applicant shall be outstanding (which shall not have been cash collateralized in a manner satisfactory to the Bank in its sole discretion); provided that such Notice of Termination shall be effective to terminate the New Subsidiary Applicant’s right to request LOCs under the Facility Agreement.

3.         The New Subsidiary Applicant hereby agrees to be liable under the Facility Agreement, with respect to each Existing LOC listed on Schedule III to the Facility Agreement as being issued at its request, as though such Existing LOC were issued as an LOC pursuant to the Facility Agreement.

4.         Each of the New Subsidiary Applicant, Systems and the Company represents and warrants to the Bank, that this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally.

5.          Each of the New Subsidiary Applicant, Systems and the Company represents and warrants that no Event of Default has occurred and is continuing immediately after giving effect to the execution and delivery of this Agreement.

6.         This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement. This Agreement shall become effective when the Bank shall have received counterparts of this Agreement that bear the signatures of the New Subsidiary Applicant, the Company, Systems and the Bank. Delivery of an executed counterpart of a signature page of this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

7.         Each of the New Subsidiary Applicant and the Company agrees to furnish to the Bank such information as the Bank shall reasonably request in connection with the New Subsidiary Applicant or the Company.

8.         Except as expressly supplemented hereby, the Facility Agreement shall remain in full force and effect.

9.       THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.     If any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in any other Loan Document shall not in any way be affected or impaired.

11.     All communications and notices hereunder shall be in writing and given as provided in Section 7.02 of the Facility Agreement. All communications and notices hereunder to the New Subsidiary Applicant shall be given to it at the address set forth under its signature hereto.

12.     Neither this Agreement nor any provision hereof may be waived, amended, or modified except as provided in Section 7.01 of the Facility Agreement.

13.    The New Subsidiary Applicant agrees to reimburse the Bank for its reasonable expenses incurred in connection with this Agreement, including the reasonable fees, disbursements, and other charges of counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Adherence Agreement to be duly executed and delivered as of the day and year first above written.

Address:	[NEW SUBSIDIARY APPLICANT]

By:
Name:
Title:

SUNPOWER CORPORATION

By:
Name:
Title:

SUNPOWER CORPORATION, SYSTEMS

By:
Name:
Title:

TOTAL S.A.

By:
Name:
Title:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT E

[FORM OF]

PARENT GUARANTY

EXECUTION VERSION

Guaranty

This GUARANTY (the “Guaranty”), dated as of June 29, 2016 is between Total S.A., a société anonyme organized under the laws of the Republic of France (the “Guarantor”), and Crédit Agricole Corporate and Investment Bank, having its registered office at 1301 Avenue of the Americas 10019 (the “Bank”).

RECITALS

A.         SunPower Corporation (the “Obligor”) wishes to enter into a Letter of Credit Facility Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Contract”) to be dated on or about the date hereof with the Bank, the form of which Contract has been provided to the Obligor and to the Guarantor to allow the Company and the other Applicants (as defined in the Contract) access to a letter of credit facility.

B.         It is a condition precedent to the Bank’s extension of credit under the Contract that the Guarantor guarantee the payment to the Bank of the Obligor’s payment obligations under the Contract with respect to the reimbursement of draws on letters of credit and interest thereon.

C.         Guarantor owns a portion of the equity interest in the Obligor and will receive direct and indirect benefits from the Bank’s performance of the Contract.

AGREEMENT

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.          Guaranty. (a) Guarantor unconditionally guarantees and promises to pay to the Bank, in accordance with the payment instructions contained in the Contract, on demand after the default by the Obligor in the performance of its payment obligations under the Contract, in immediately available funds and lawful money of the United States at the place expressly agreed to under the Contract or any LOC, as applicable, irrespective of and without giving effect to any law, order, decree or regulation in effect from time to time, any and all Obligations (as hereinafter defined) consisting of payments due to the Bank. For purposes of this Guaranty, the term “Obligations” means and includes the obligations of the Obligor (including as guarantor) now or hereafter arising to reimburse to the Bank the amount of any draw on any LOC (as defined in the Contract) issued pursuant to the Contract (including any LOCs issued on the request of or for any Subsidiary Applicant) and all interest accrued on such reimbursement obligation from the date of such reimbursement until the date paid, including without limitation interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable. For the avoidance of doubt, the term “Obligations” does not include fees, expenses or other amounts payable by the Obligor to the Bank.

(b)       This Guaranty is absolute, unconditional, continuing and irrevocable, constitutes an independent guaranty of payment and not of collection and is in no way conditioned on or contingent upon any attempt to enforce in whole or in part any of the Obligor’s Obligations to the Bank, the existence or continuance of the Obligor as a legal entity or any other change to the Obligor’s corporate existence, structure or ownership, the consolidation or merger of the Obligor with or into any other entity, the sale, lease or disposition by the Obligor of all or substantially all of its assets to any other entity, or the bankruptcy, insolvency or reorganization or other similar proceeding of the Obligor or resulting in release or discharge of any Obligation, the admission by the Obligor of its inability to pay its debts as they mature, or the making by the Obligor of a general assignment for the benefit of, or entering into a composition or arrangement with, creditors. If the Obligor fails to pay or perform any Obligations to the Bank that are subject to this Guaranty as and when they are due, whether upon maturity or by acceleration the Guarantor shall forthwith pay to the Bank all such liabilities or obligations in immediately available funds. Each failure by the Obligor to pay any Obligations shall give rise to a separate cause of action, and separate suits may be brought hereunder as each cause of action arises.

(c)        The Bank may at any time and from time to time, without the consent of or notice to the Guarantor, except such notice as may be required by applicable statute that cannot be waived, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor hereunder, (i) exercise or refrain from exercising any rights against the Obligor or others (including the Guarantor) or otherwise act or refrain from acting, (ii) settle or compromise any Obligations hereby guaranteed and/or any other obligations and liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any obligations and liabilities which may be due to the Bank or others, and (iii) sell, exchange, release, surrender, realize upon or otherwise deal with in any manner or in any order any property pledged or mortgaged by anyone to secure or in any manner securing the Obligations hereby guaranteed.

(d)        The Bank may not, without the prior written consent of the Guarantor, (i) alter (except as expressly permitted by the Contract) any Obligation hereby guaranteed, or in any manner modify, amend or supplement the terms of the Contract (other than the addition of a Subsidiary Applicant or Subsidiary Account Party or the termination of a Subsidiary Applicant or Subsidiary Account Party pursuant to the terms and conditions of the Contract) (ii) take and hold security or additional security for any or all of the obligations or liabilities covered by this Guaranty, or (iii) except as provided in the Contract, assign its rights and interests under this Guaranty, in whole or in part.

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(e)          No invalidity, irregularity or unenforceability of the Obligations hereby guaranteed shall affect, impair, or be a defense to this Guaranty, including without limitation any law, rule, or regulation of any jurisdiction or any other event affecting any term of any of the Obligations. This is a continuing Guaranty for which Guarantor receives continuing consideration and all obligations to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon and this Guaranty is therefore irrevocable without the prior written consent of the Bank.

(f)          All payments by the Guarantor hereunder shall be made free and clear of and without deduction for any Taxes. If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank, (i) the sum payable shall be increased as may be necessary so that after the Guarantor and the Bank have made all required deductions the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor shall make all such deductions, and (iii) the Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

2.           Representations and Warranties. The Guarantor represents and warrants to the Bank that (a) the Guarantor is a société anonyme duly organized, validly, existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) the execution, delivery and performance by the Guarantor of this Guaranty are within the power of the Guarantor and have been duly authorized by all necessary actions on the part of the Guarantor, (c) this Guaranty has been duly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (d) the execution, delivery and performance of this Guaranty do not (i) violate any law, rule or regulation of any governmental authority, or (ii) result in the creation or imposition of any material lien, charge, security interest or encumbrance upon any property, asset or revenue of the Guarantor, (e) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of the Guarantor) is required in connection with the execution, delivery and performance of this Guaranty, except such consents, approvals, orders, authorizations, registrations, declarations and filings that are so required and which have been obtained and are in full force and effect, (f) the Guarantor is not in violation of any law, rule or regulation other than those the consequences of which cannot reasonably be expected to have material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty, and (g) no litigation, investigation or proceeding of any court or other governmental tribunal is pending or, to the knowledge of the Guarantor, threatened against the Guarantor which, if adversely determined, could reasonably be expected to have a material adverse effect on the ability of the Guarantor to perform its obligations under this Guaranty.

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3.           Waivers. (a) The Guarantor, to the extent permitted under applicable law, hereby waives any right to require Bank to (i) proceed against the Obligor or any other guarantor of the Obligor’s obligations under the Contract, (ii) proceed against or exhaust any security received from the Obligor or any other guarantor of the Obligor’s Obligations under the Contract, or (iii) pursue any other right or remedy in the Bank’s power whatsoever.

(b)         The Guarantor further waives, to the extent permitted by applicable law, (i) any defense resulting from the absence, impairment or loss of any right of reimbursement, subrogation, contribution or other right or remedy of the Guarantor against the Obligor, any other guarantor of the Obligations or any security, (ii) any setoff, claim or counterclaim of the Obligor or any defense which results from any disability or other defense of the Obligor or the cessation or stay of enforcement from any cause whatsoever of the liability of the Obligor (including, without limitation, the lack of validity or enforceability of the Contract), (iii) any right to exoneration of sureties that would otherwise be applicable, (iv) any right of subrogation or reimbursement and, if there are any other guarantors of the Obligations, any right of contribution, and right to enforce any remedy that the Bank now has or may hereafter have against the Obligor, and any benefit of, and any right to participate in, any security now or hereafter received by Bank, (v) all presentments, demands for performance, notices of non-performance, notices delivered under the Contract, protests, notice of dishonor, and notices of acceptance of this Guaranty and of the existence, creation or incurring of new or additional Obligations and notices of any public or private foreclosure sale, (vi) the benefit of any statute of limitations, (vii) any appraisement, valuation, stay, extension, moratorium redemption or similar law or similar rights for marshalling, and (viii) any right to be informed by the Bank of the financial condition of the Obligor or any other guarantor of the Obligations or any change therein or any other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations. The Guarantor has the ability to and assumes the responsibility for keeping informed of the financial condition of the Obligor and any other guarantors of the Obligations and of other circumstances affecting such nonpayment and nonperformance risks.

4.           Notice of Issuance of Letters of Credit and Draws Thereon; Notice of Block.

(a)          Notice of Issuance of Letter of Credit and Draws Thereon. Within ten (10) days after after the Bank receives notice of each issuance of a letter of credit under the Contract, the Bank will notify the Guarantor of (i) the amount of such letter of credit (including a copy thereof) and (ii) the aggregate amount of letters of credit that are outstanding under the Contract, after giving effect to such issuance. In addition the Bank will notify the Guarantor of any draw on any letter of credit (including the date and amount of such draw) issued pursuant to the Contract within two business days of such draw, even if such draw is reimbursed by the Obligor to the Bank prior to the delivery of such notice. Any failure to furnish any notice required under this paragraph shall not affect the obligations of the Guarantor hereunder regarding any outstanding letter of credit.

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(b)           Right of Guarantor to Block Issuances of Letters of Credit.

(i)           Delivery of Notice of Block. The Guarantor may (A) suspend the right of the Obligor to obtain additional issuances of letters of credit under the Contract that are subject to this Guaranty at any time following the occurrence and during the continuance of a Trigger Event (as defined in the Amended and Restated Credit Support Agreement, dated June 29, 2016, between the Obligor and the Guarantor) or (B) limit the aggregate undrawn amount of letters of credit that are subject to this Guaranty at any time following a reduction of the Maximum L/C Amount or Available Facility Amount pursuant to such Credit Support Agreement, in each case by delivering to the Bank a written notice to such effect (a “Notice of Block”). Such Notice of Block shall be made and shall be deemed effective when properly given in the manner specified in Section 5(a) of this Guaranty. The Bank will have no duty to investigate or make any determination with respect to any Notice of Block received by it and will comply with any Notice of Block given by the Guarantor. The Bank may rely upon any instructions from any person that it reasonably believes to be an authorized representative of the Guarantor. Notwithstanding any other provision herein, the Guarantor acknowledges and agrees that it shall remain liable in accordance with the terms hereof in respect of all Obligations arising out of or in connection with any issued and outstanding letter of credit that was requested under the Contract prior to the Bank’s receipt of a Notice of Block.

(ii)          Compliance with Notice. From and after the date a Notice of Block is delivered to the Bank pursuant to and in accordance with the provisions of clause (i) above, and until either (A) the Guarantor delivers to the Bank a written notice rescinding such Notice of Block or (B) this Guaranty is terminated, no additional letters of credit may be issued by the Bank for the benefit of the Obligor pursuant to the Contract without the prior written consent of the Guarantor.

5.          Miscellaneous.

(a)          Notices. All notices, requests, demands and other communications that are required or may be given under this Guaranty shall be in writing and shall be personally delivered or sent by certified or registered mail. If personally delivered, notices, requests, demands and other communications will be deemed to have been duly given at time of actual receipt. If delivered by certified or registered mail, deemed receipt will be at time evidenced by confirmation of receipt with return receipt requested. In each case notice shall be sent:

if to the Bank, to:                 1301 Avenue of the Americas

          New York, New York 10019

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          Attention: Frederic Bambuck
          Telephone: (212) 261-3481
          E-mail: Frederic.Bambuck@ca-cib.com

if to the Guarantor, to:           Total SA

  2 place Jean Miller – La Defense 6

  92078 Paris La Défense Cedex, France

  Attention: Jean-Luc Guiziou

  Telephone: +33 1 47 44 26 95

  E-mail: jean-luc.guiziou@total.com

or to such other place and with such other copies as the Bank or the Guarantor may designate as to itself by written notice to the other pursuant to this Section 5(a).

(b)          Nonwaiver. No failure or delay on the Bank’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)           Amendments and Waivers. This Guaranty may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by the Guarantor and the Bank. Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)           Assignments. This Guaranty shall be binding upon and inure to the benefit of the Bank and the Guarantor and their respective successors and permitted assigns. This Guaranty may not be assigned by the Guarantor without the express written approval of the Bank, which may not be unreasonably withheld, conditioned or delayed.

(e)           Cumulative Rights, etc. The rights, powers and remedies of the Bank under this Guaranty shall be in addition to all rights, powers and remedies given to the Bank by virtue of any applicable law, rule or regulation, the Contract or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing the Bank’s rights hereunder.

(f)            Partial Invalidity. If at any time any provision of this Guaranty is or becomes illegal, invalid or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Guaranty nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(g)           Reinstatement. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must

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otherwise be returned by the Bank upon the insolvency, bankruptcy or reorganization of the Obligor or otherwise, all as though such payment had not been made.

(h)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(i)          JURISDICTION. EACH PARTY (A) IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF AND (B) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

(j)          Jury Trial. EACH OF THE GUARANTOR AND THE BANK, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY.

(k)           Judgment Currency. If, for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Specified Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Specified Currency, the conversion shall be made at the Dollar Equivalent (as defined in the Contract) of such amount, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”). If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Specified Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(l)           Process Agent. Following the Closing Date, but in no event later than thirty (30) days after the Closing Date, the Guarantor will appoint and agent for service of process in the State of New York to receive and forward on its behalf service of all necessary

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processes in any action, suit, or proceeding arising under this Guaranty that may be brought against it in any court (including federal courts) in the state of New York (the “Agent”). Such service of process or notice received thereof by the Agent will have the same force and effect as if served upon it. The Guarantor will promptly notify the Bank in writing of such appointment. The Guarantor shall maintain such appointment of the Agent during the term of this Guaranty and for a period of two (2) years from its date of expiration or termination. The Guarantor authorizes and directs the Agent to accept such service, and the Guarantor represents and warrants that the Agent has agreed to act as said Agent for service of process. The Guarantor agrees to take any and all action that may be necessary to continue appointment of the Agent in full force and effect as aforesaid or to replace said Agent, if necessary, with a process agent acceptable to the Bank. If for any reason the Agent ceases to be able to act as such or no longer has an address in New York, New York, the Guarantor irrevocably agrees to appoint a substitute process agent acceptable to the Bank and to deliver to the Bank copies of such substitute agent’s written acceptance of that appointment, within thirty (30) days thereof.

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                    IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed as of the day and year first written above.

TOTAL S.A.

By
Name:
Title:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By
Name:
Title:

By
Name:
Title:

EXHIBIT F

[FORM OF]

REQUEST RE SUBSIDIARY ACCOUNT PARTY

SUNPOWER CORPORATION

Date

To the Bank referred to in the Facility Agreement referred to below

Re:	Request to Approve “[ ]” as a “Subsidiary Account Party”

Reference is made to the Letter of Credit Facility Agreement, dated as of June 29, 2016 (as it may be amended, supplemented or otherwise modified from time to time, the “Facility Agreement”), among SunPower Corporation (the “Company”), SunPower Corporation, Systems, Total S.A., the Subsidiary Applicants parties thereto from time to time, and Crédit Agricole Corporate and Investment Bank (the “Bank”). Capitalized terms used herein without definition shall have the meanings given to such terms in the Facility Agreement.

The Company hereby requests that the Bank approve [    ], an [    ]limited liability company (“[    ]”), as a Subsidiary Account Party under the Facility Agreement. In connection therewith, the Company hereby represents and warrants to the Bank that [    ] is an [direct/indirect] Subsidiary of the Company.

Kindly sign this consent in the space provided below to approve [    ] as a Subsidiary Account Party as provided herein.

This approval to treat [    ] as a Subsidiary Account Party shall not become effective until each party hereto shall have executed and delivered this approval or a separate approval to the same effect. This approval may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page to this approval by facsimile or e-mail (in a pdf or similar file) shall be effective as delivery of an original executed counterpart of this approval. This approval constitutes one of the Loan Documents referred to in the Facility Agreement. This approval shall be governed by, and construed in accordance with, the law of the State of New York.

Very truly yours,

SUNPOWER CORPORATION

By:
Name:
Title:

THE FOREGOING REQUEST TO APPROVE

[ ]
AS A “SUBSIDIARY ACCOUNT PARTY” IS HEREBY APPROVED:

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the Bank

By:
Name:
Title:

By:
Name:
Title:

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